                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 Amendment No. 2
                                       to
                                    FORM S-1


             Registration Statement under the Securities Act of 1933

                            DAUPHIN TECHNOLOGY, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           ILLINOIS                     3570                   87-0455038
-------------------------------------------------------------------------------
(State or Other Jurisdiction     (Primary Standard     (I.R.S. Employer Number)
     of Incorporation or     Industrial Classification
        Organization)           Identification No.)

        800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
        -----------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

        Andrew J. Kandalepas, President 800 E. Northwest Hwy., Suite 950,
                        Palatine, IL 60067 847-358-4406
 ------------------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following. X
                          -----


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                             -----

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       -----

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       -----

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following.
                            -----




                    Balance of Page Intentionally Left Blank

                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
Title of Each Class     Amount to be    Proposed Maximum    Proposed Maximum
of Securities to be      Registered        Offering        Aggregate Offering      Amount of
Registered                            Price Per Share (2)      Price(2)(3)      Registration Fee
------------------------------------------------------------------------------------------------
Common Stock
$0.001 Par Value(1)(4)  33,291,523          $5.75              $191,426,257         $94,947



(1) Includes 15,332,560 outstanding shares to be registered for sale by certain selling stockholders; 6,000,000 shares to be registered for resale by Techrich International Limited, and 11,958,963 shares to be registered for resale by selling stockholders upon exercise of warrants and options.



(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, based on the average of the high and low reported sales on July 20, 2000. The price per common share will vary based on the volume-weighted average daily price of Dauphin's common stock during the drawdown periods provided for in the common stock purchase agreement described in this registration statement. The purchase price will be equal to 93% of the volume-weighted average daily price for each trading day within such drawdown pricing periods. The agreement allows for up to 18 draws over a period of 18 months for amounts up to $10,000,000 per draw for a maximum of $100 million.



(3) Includes 6,000,000 shares at $5.75 per share under the common stock purchase agreement between Techrich and Dauphin. The maximum purchase price that Techrich is obligated to pay and the maximum net proceeds Dauphin can receive is $100,000,000 less a 3% cash placement fee payable to its placement agent, Ladenburg Thalmann & Co. Inc. and $1,500 in escrow fees and expenses per drawdown, plus the amount, if any, received upon exercise of warrants issued under the common stock purchase agreement.


(4) The remainder of the shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, by, or for the accounts of, the selling stockholders. These shares include 250,000 shares issuable upon the exercise of a warrant issued to Ladenburg Thalmann as a placement fee. The exercise price of these warrants is $5.481. These warrants may be exercised until April 26, 2003.

In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in the warrants referred to above. We will not rely on Rule 416 with respect to increased numbers of shares issuable under the common stock purchase agreement resulting from decreases in the market price of our common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            DAUPHIN TECHNOLOGY, INC.


                        33,291,523 Shares of Common Stock
                     $5.5938 Bid Price as of July 20, 2000


                                   THE COMPANY

We design and sell hand-held, pen-based computers and related electronic equipment.

Our offices are located at:

         800 East Northwest Highway
         Suite 950
         Palatine, Illinois 60067
         (847) 358-4406

Our shares trade on the over-the-counter market electronic bulletin board operated by the NASD.


                                  THE OFFERING

We are registering 15,332,560 shares of common stock owned by certain selling stockholders. The shares were issued to the stockholders in private transactions. We are registering 6,000,000 shares for resale by Techrich and 11,958,963 shares for resale by selling stockholders.

     Techrich and Ladenburg Thalmann are "underwriters" within the meaning of the Securities Act of 1933. The selling stockholders, employees, and consultants also may be deemed an "underwriter" in connection with any of their sales. If they use any broker-dealers, commissions or profits received by the broker-dealers may be deemed underwriting discounts or commissions. Any profits realized by them may be considered underwriting commissions. We will pay all costs of the registration of the shares, warrants and options. The selling stockholders, employees, consultants, Techrich and Ladenburg Thalmann will pay all brokerage commissions relating to any of their sales.


     Investing in our shares involves a high degree of risk. You should invest only if you can afford a complete loss. See "Risk Factors" beginning on page 8.

     Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------

                  The Date of this Prospectus is July 21, 2000

                                TABLE OF CONTENTS


Prospectus Summary                                                         4
Risk Factors                                                               8
Forward Looking Statements                                                 13
Where You Can Find More Information                                        13
Use of Proceeds                                                            14
Dilution                                                                   14
Market Price of Common Stock and Dividend Policy                           15
Selected Financial Data                                                    15
Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                             16
Business                                                                   18
Description of Property                                                    22
Management                                                                 23
Executive Compensation                                                     24
Principal Stockholders                                                     25
Description of Capital Stock                                               25
Common Stock Purchase Agreement                                            26
Plan of Distribution                                                       31
Selling Stockholders                                                       35
Legal Matters                                                              40
Experts                                                                    40
Index to Consolidated Financial Statements                                 F-1


                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC, utilizing a "shelf" registration process. Under this process, we may from time to time issue up to $10,000,000 of common stock, at prices to be determined at the time of issuance. The shares may be issued in a series of draws, not to exceed eighteen, but the aggregate dollar amount of these draws may not exceed $100,000,000. At the time of each draw, we will also issue warrants without additional consideration and in number to be determined at the time of the draw.

     Each time we offer shares or warrants we will provide a prospectus supplement that will contain specific information about that offer.

     You should read this prospectus together with the additional information described under the heading, "Where You Can Find More Information."

     No person has been authorized to give any information or to make any representations in connection with this offering except those contained in this prospectus. Neither Dauphin nor any of the selling stockholders has authorized anyone else to provide you with different information.

     You should not assume that any information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Neither Dauphin nor any selling stockholder is making an offer of shares in any state where the offer is not permitted.

     In this prospectus, reference to "we", "us" and "our" refer to Dauphin Technology, Inc.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus.

OUR BUSINESS

     We design and sell hand-held, pen-based computers and related electronic equipment. We encountered severe financial problems in 1993 and 1994 relating to a prior product line. On January 3, 1995, we filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. We operated under Chapter 11 until July 23, 1996, when we were discharged and proceedings ended. Since July 1996 we have been engaged primarily in the following activities:

     -   contract manufacturing for third parties;
     -   development of the Orasis(TM) computer; and
     -   acquiring personnel, capital and resources for these activities.

     We substantially terminated contract manufacturing during the middle of 1999. We did this for two reasons. First, we sought to focus on production and marketing of Orasis(TM). Second, we sought to identify additional products for development. We believe these activities present greater opportunity for growth and profitability than contract manufacturing.

     We completed development and production tooling for Orasis(TM) during 1998 and 1999. Orasis(TM) is a hand-held, pen-based computer that incorporates features which we believe provide greater power and flexibility to address performance requirements in a variety of industrial and commercial uses. We have produced a limited number of Orasis(TM) units which have been used for marketing and limited sales. Orasis(TM) has been favorably received by industry publications and potential users.

     Toward the end of 1999, we identified set-top boxes as a focus for product development. A set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. It is a routing device that enables you to access and transmit information to take advantage of services offered by television, telephone, Internet and other providers of communication, information or entertainment content or media. For example, you may connect a set-top box to your television to receive cable television programming and music broadcasts through your television and home sound system. You may also connect a set-top box to a computer or various office equipment to serve a variety of commercial uses.

     At the end of 1999, we began negotiations with a European telecommunications firm seeking to develop an ultra-high speed information technology network. The firm intends to construct, install and operate a fiber optic cable network system offering telephone, television, Internet and other services in a European country. It expects to develop the system with a group of European and several U.S. based Fortune 500 companies. Our negotiations culminated in February 2000 when we signed an agreement to provide the set-top box that will be used in that network.

OUR OPPORTUNITY

     Orasis(TM) features high-end performance while weighing less than 4 pounds. Standard unit features provide electro-magnetic pen convenience with a wide variety of audio-visual capabilities. We believe that Orasis(TM) represents the lightest, most versatile hand-held computer presently available. We also believe that our current pricing will be attractive to niche markets such as medical, government, sales field automation, transportation, utilities and educational uses.

     The set-top box agreement names us as exclusive supplier for a minimum of
2.5 million set-top boxes for the proposed fiber optic network. We must develop a set-top box with digital decoding capabilities to access video on demand, telephone, video-telephone and Internet services. We must begin shipments in the fourth quarter of 2000, with 200,000 units to be shipped by the end of the year. Shipments of 125,000 units per quarter are required during 2001 through the beginning of 2005. Based on these scheduled deliveries, and current pricing under the agreement, total revenues generated under the agreement will exceed $500 million if we provide all 2.5 million units. We believe that we can develop and supply these units at a favorable gross margin, inclusive of shipping and exporting expenses.

     The Orasis(TM) and set-top box products provide us the opportunity to expand production, marketing and distribution and to attain profitability. However, the opportunity will be lost if we fail to respond quickly. Our industry is characterized by swift change and our products may become obsolete if competitors offer new technologies or features that we do not possess. In addition, the set-top box agreement requires us to develop and produce ten prototype units within 120 days. Consequently, we must act swiftly.

OUR STRATEGY

     Our goals are to capture the opportunity presented by the Orasis(TM) and set-top box products and to become a leading provider of electronic products. We intend to focus on hand-held computer products and related accessories. We expect to develop or acquire a variety of products and services that complement each other or offer production and operating economies. In this way, we seek to minimize the risk presented by reliance upon any given product that may become obsolete through technological change.

     We expect to increase our development, production and marketing capabilities by increasing staff and coordinating relationships with outside manufacturers and sales representatives. Our immediate focus will involve collection of additional market information to refine Orasis(TM) capabilities so we may aggressively market that product to satisfy customer needs. We will then establish a responsive level of production and distribution. At the same time, we will increase engineering staff to develop and deliver ten set-top box prototypes within the 120 days provided under our agreement. Once a prototype is approved, we will begin production to meet shipment requirements.

RECENT DEVELOPMENTS

     Since January 1, 2000, we raised approximately $7.8 million in a private placement of shares of common stock to accredited investors that ended on March 20, 2000. Proceeds of the placement were used in part to pay outstanding operating expenses. Approximately $5 million in placement proceeds is available for marketing Orasis(TM) and developing the set-top box. The 4,945,301 shares and an additional 1,506,858 shares underlying warrants issued in the private placement are included in this registration to permit secondary trading by the holders of such shares and warrants.

     On April 12, 2000, we entered into a common stock purchase agreement with Techrich International Limited, an institutional investor. The agreement provides for the future purchase of shares and issuance of warrants to Techrich. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

     In general, the equity line operates like this: Techrich has committed to provide us up to $100 million as we request it over a 18 month period, in return for common stock and warrants that we issue to Techrich. Once every 22 trading days, we may request a draw of up to $10,000,000, subject to a maximum of 18 draws. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000. At the end of a 22 day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares and warrants that we will issue to Techrich in return for the money drawn down.

     The formulas are described in detail beginning on page 26. We are under no obligation to request any draw down under the common stock purchase agreement at anytime.

     The per share dollar amount Techrich pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22 day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee of $1,500 and a 3% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Techrich to us. Ladenburg Thalmann is a registered broker dealer. It is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann warrants to purchase 250,000 shares of our common stock at an exercise price of $5.481. The common stock issuable upon the exercise of those warrants is included in the registration statement of which this prospectus is a part.


                                THE REGISTRATION


Shares to be registered                          33,291,523 shares

Total number of shares outstanding
     immediately after the registration          75,591,446 shares



Use of proceeds                                  Net proceeds from this
                                                 registration are estimated
                                                 to be $88,840,222. We will
                                                 use the net proceeds to:


                                                 -   fund production and
                                                     marketing of Orasis(TM);
                                                 -   fund development and
                                                     production of the set-top
                                                     box; and
                                                 -   increase working capital
                                                     generally to develop
                                                     additional products.

                          SUMMARY FINANCIAL INFORMATION
                      (In thousands, except per share data)

           The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.

                                                                                    Three months ended
                                                Year ended December 31,                 March 31,
                                                -----------------------             ------------------
                                                                                       (unaudited)

INCOME STATEMENT DATA:                1995     1996    1997        1998      1999     2000     1999
                                      ----     ----    ----        ----      ----     ----     ----
Revenues                             $  183   $   94   $ 2,730   $ 5,368   $ 2,279   $    5   $ 1,246
Cost of Sales                            94      279     4,345     5,758     4,834     (234)    1,420
                                     ------   ------   -------   -------   -------   ------   -------
Gross Profit (Loss)                      89     (185)   (1,615)     (390)   (2,555)     239      (174)
Net Loss, before extraordinary item    (795)  (1,397)   (3,988)   (6,132)   (9,306)  (2,732)   (2,049)

EARNINGS PER COMMON SHARE(1):
Loss Before Extraordinary Item        (0.06)   (0.06)    (0.13)    (0.16)    (0.20)   (0.05)    (0.05)
Extraordinary Item                        -     1.58         -         -         -        -         -
Net Income (Loss) (1)                 (0.06)    1.52     (0.13)    (0.16)    (0.20)   (0.05)    (0.05)

                                                As of December 31,                    As of March 31,
                                                ------------------                    ---------------
                                                                                       (unaudited)

                                      1995     1996     1997      1998       1999     2000     1999
                                      ----     ----     ----      ----       ----     ----     ----
BALANCE SHEET DATA:

Total Assets                            426    3,402     7,629     6,719     3,372    7,538    4,229
Long Term Debt                            -       43       430       303       185      159      274
Working Capital (Deficit)           (50,980)   3,020     4,511      (260)     (917)   5,495      341
Stockholders Equity (Deficit)       (50,910)   3,093     5,676     2,885       552    6,892    2,740

(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.

                                  RISK FACTORS

     Investment in our shares is risky and should be considered speculative. In addition to the information contained in this prospectus, you should consider carefully the following risk factors before investing in shares offered under this prospectus:

RISKS RELATED TO OUR FINANCIAL RESULTS

     We have had a history of losses and may experience losses in the future that could result in a decrease in the market price for our shares.


     We operated under Chapter 11 of the Federal Bankruptcy Code from January 3, 1995 until July 23, 1996. We cannot determine the effect of such operations on potential customers, vendors or employees. In addition, we have had significant operating losses since our inception. For the years ended December 31, 1997, 1998 and 1999, we had losses of $3,988,017; $6,131,557; and $9,306,304. Revenues decreased from $1,246,000 in the first quarter of 1999 to $5,000 in 2000. Net loss for the quarter ended March 31, 2000 was $2,732,000 as compared to $2,049,000 for the quarter ended March 31, 1999. We had an accumulated deficit of $38,826,736 as of December 31, 1999 and $41,558,713 as of March 31, 2000. At
the end of the second quarter of 1999, we decided to move away from contract manufacturing and towards new product design and development. Our past financial constraints have prevented us from purchasing components necessary to complete the production of Orasis(TM) units. There can be no assurance that we will ever operate at a profit or that an investment in our shares will result in any gain to stockholders.


     We have had a limited operating history.

     Since July 1996 we have operated without substantial sales or revenue. Our limited financial performance may make it difficult for you to evaluate the viability of our business to date and to assess its future viability.

     We have terminated one line of business that will result in reduced revenue.

     We substantially terminated contract-manufacturing services at the end of the second quarter of 1999 as part of our current operating strategy. For years ending December 31, 1997, 1998 and 1999, contract manufacturing services conducted through our subsidiary accounted for $2,658,201, $5,637,574, and $2,134,563 in revenue. We will no longer offer such services to third parties but will instead apply such activities to develop and manufacture our own products.

RISKS RELATED TO OUR STRATEGY

     We may be unable to identify or acquire additional technologies or products to diversify our product offering.

     We expect to avoid reliance upon any given product through acquisition of additional technologies and products. However, we may be unable to identify or acquire technologies or products. In that case, we may have to rely upon our own resources to develop such technologies and products internally. We may not have sufficient resources to do this. In addition, acquisitions involve a number of special risks, such as diversion of management's attention and financing issues, which may have a negative impact on operations and financial performance.

     We may not be able to efficiently integrate any acquired technologies, products or businesses.

     We expect to acquire technologies, products and other businesses to compliment our operations. For example, we may acquire an existing engineering business if we require additional staff to develop products and cannot otherwise retain qualified personnel. There can be no assurance that we will be able to integrate the operations of any other business successfully. Acquisitions we do undertake will subject us to a number of risks, including the following:

     - inability to institute the necessary systems and procedures, such as accounting and financial reporting systems;
     -  failure to retain key personnel;
     -  assumption of unanticipated legal liabilities and other problems; and
     -  amortization of acquired intangible assets.

     In addition, we may acquire technologies or products that prove incompatible to other products following further development.

     Even if we successfully integrate acquired technologies, products or businesses, we may be unable to effectively manage growth.

     We seek to become profitable by expanding sales of Orasis(TM), the set-top box and any new products that we may develop or acquire. To manage growth, we may be required to:

     - improve existing and implement new operational, production and personnel systems;
     -  hire, train and manage additional qualified personnel; and
     - establish relationships with additional suppliers and strategic partners while maintaining existing relationships.

     Focus on set-top box development under the set-top box agreement subjects us to risks associated with international operations.

     If we successfully develop a set-top box and begin sales under the set-top box agreement, we risk exposure to international risks, including:

     - greater difficulty in accounts receivable collection and longer collection periods;
     -  unexpected changes in regulatory requirements;
     -  reduced protection of intellectual property rights;
     -  potentially adverse tax consequences; and
     -  political instability.

     Focus on set-top box development under the set-top box agreement subjects us to risks associated with other participants' operations.

     We have no control over operations of other businesses involved in constructing, installing and operating the fiber optic cable network system for which we expect to provide the set-top box. Decisions regarding construction, installation and operation of the system will be made without our input. Such decisions may have a material impact on the system and may delay shipment of our set-top boxes or otherwise negatively affect our operations.

RISKS RELATED TO DEVELOPMENT, PRODUCTION AND MARKETING OF OUR PRODUCTS

     Product development involves substantial expense and resource allocation that may exceed our capabilities.

     We incurred substantial expense in developing the Orasis(TM) computer. We expect to continue to develop enhancements and accessory equipment to meet customer and market demands. The set-top box is in the early stage of development and although it relies in part upon technology developed for the Orasis(TM), we expect to incur substantial additional expense to fully develop this product. Delays in development arising from insufficient cash or personnel resources will hinder our ability to bring these products to market before competitors introduce comparable products. In that case, we will miss the opportunity to capitalize on the technological advances, which we believe such products may offer.

     We depend on outside sources for components and may be harmed by unavailability of components, excessive prices for components or unexpected delays in component deliveries.

     The Orasis(TM) and set-top box use or will use various component parts, such as PCBs, microchips and fabricated metal parts. We must obtain these components from manufacturers and third-party vendors. Our reliance on those manufacturers and vendors, as well as industry component supply, creates many risks including the following:

     -  the possibility of a shortage of components;
     -  increases in component costs;
     -  variable component quality;
     -  reduced control over delivery schedules; and
     -  potential manufacturer/vendor reluctance to extend credit to us.

     If there is a shortage of component parts or if the cost of these parts substantially increases, our operations and our success in the marketplace could be materially and adversely affected.

     Errors or defects in our products could result in customer refund or product liability claims.

     Because our products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. While we continually test our products for errors and will work with customers to identify and correct bugs, errors may be found in the future. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

     -  loss of or delay in market acceptance and sales of our products;
     -  diversion of development resources;
     -  injury to our reputation; or
     -  increased maintenance and warranty costs.

     Errors or defects could harm our business and future operating results. Moreover, because our products will be used in critical computing functions, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically do and will contain provisions intended to limit our exposure to product liability claims. However, these provisions may not preclude all potential claims. Liability claims could require us to spend significant time, money and effort in litigation. They also may result in substantial damage awards. Any such claim, whether or not successful, could materially damage our reputation and results of operation.

     We will be unable to develop, produce and market our products without qualified professionals and seasoned management.

     Our success depends in large part on our ability to recruit and retain professionals, key management and operating personnel. We need to complete development of the set-top box and coordinate production of Orasis(TM) computers and the set-top box. We also need to develop marketing channels to increase market awareness and sales of our products. Qualified professionals, management and operating personnel are essential for these purposes. Such individuals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for them is intense and turnover is high. If we cannot attract and retain needed personnel, we will not succeed.

     We believe that our future success will depend on our ability to retain the services of our executive officers. These officers have developed industry relationships that are critical to our growth and development. They also will be essential in dealing with the significant challenges that we expect to arise from anticipated growth in our operations.

     We have an ongoing need to expand management personnel and support staff. The loss of one or more members of management or key employees, or the inability to hire additional personnel as needed, could have a material adverse effect on our operations.

RISKS RELATED TO COMPETITION WITHIN OUR INDUSTRY

     None of our products has achieved widespread distribution or customer acceptance.

     Although the Orasis(TM) computer has passed the development stage, we have not established a market for it. The Orasis(TM) is a solution oriented, pen-based, mobile computer system, which has been produced and marketed only on a limited basis. As the market and applications for the Orasis(TM) increase, we anticipate its market will increase; however, there is no assurance that this will happen.

     The set-top box is in the early stage of development. We believe we will successfully develop a set-top box that will conform to specifications under the set-top box agreement that will address a broad market demand. There can be no assurance that we will successfully develop the set-top box or that a market demand will exist if development is completed to set-top box agreement specifications. In addition, if a market demand exists, it may be met with alternative products offered by competitors or with pricing that we cannot match.

     Competition in our industry is intense and we may not be able to compete successfully due to our limited resources.

     Our industry is highly competitive and dominated by competitors with substantial resources. Continuous improvement in product pricing and performance is the key to future success. At all levels of competition, pricing has become very aggressive. We expect pricing pressure to continue to be intense. Many of our competitors are larger and have significantly greater financial, technical, marketing and manufacturing resources. They also have broader product lines, greater brand name recognition and larger existing customer bases. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or customer needs.

     Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. There can be no assurance that we will be able to compete successfully in developing, manufacturing or marketing our products. An inability to do so would adversely affect our business, financial condition and market price of our shares.

     Our industry is subject to rapid technological change and we may not be able to keep up.

     Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changes in customer demands and evolving industry standards, characterize the computer industry. Our products could become obsolete if products based on new technologies are introduced or if new industry standards emerge.

     Computer equipment is inherently complex. As a result, we cannot accurately estimate the life cycles of our products. New products and product enhancements can require long development and testing periods, which requires retention of increasingly scarce technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products can seriously damage our business. In the past, we have experienced delays in scheduled product introductions and cannot be certain that we will avoid similar delays in the future. We must produce products that are technologically advanced and comparable to and competitive with those made by others. Otherwise, our products may become obsolete or we will fail to achieve market acceptance.

     Our future success depends on our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

     We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

     Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. For example, Orasis(TM) will not sell if it cannot run software, or access resources such as Internet or telephone services, provided by others. The same is true for the set-top box. Other vendors may change their products so that they will no longer be compatible with our products. These vendors also may decide to bundle their products with products of our competitors for promotional purposes and to discount the sales price of the bundled products. If this were to occur, our business and future operating results could suffer.

     We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims.

     Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

     We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could have a material adverse effect on our financial condition and results of operations.

     Our business and operations may be affected by government regulations.

     Our products may be subject to various federal, state and other government regulations. For example, we are required to obtain CE approval and certification for the set-top box under the set-top box agreement. If we do not receive such approval and certification within thirty days of application, production will be postponed. In addition, if we do not receive such approval and certification within sixty days of application, the buyer may terminate the agreement. The buyer also may terminate the agreement if permits to install fiber optic and other infrastructure equipment are not issued. Even if such permits are issued, delays in issuance will delay set-top box orders and shipments. Consequently, government regulations may interfere with our business plans and could have an adverse effect on our ability to develop and market our products.

RISKS RELATING TO OUR SHARES AND THIS REGISTRATION

     It is likely that our shares will be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control.

     The securities markets have recently experienced significant price and volume fluctuations. The market prices and volume of securities of technology and development-stage companies have been especially volatile. Market volatility and other market conditions could reduce the market price for our shares despite operating performance. In addition, if our operating performance falls below expectations the market price of our shares could decrease significantly. You may be unable to resell shares at or above the registration price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of such litigation we could experience substantial litigation costs and diversion of management's attention and resources.

     We have not paid any dividends and have no expectation of paying dividends in the foreseeable future.

     We have not declared, paid, or distributed any cash dividends on our shares in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that our operations will generate any profits from which to pay cash dividends. Even if profits are generated through operations in the future, our present intent is to retain any such profits for acquisitions, product development, production and marketing, and for general working capital requirements.

     Our shares are not widely traded.

     There is only a limited market for our shares. If a large portion of the shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such shares. This could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell shares at the price they paid for the shares or at any price.

     Our shares are subject to special trading rules relating to "penny stocks" which restrict trading.

     Our shares are covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. The rule may affect the ability of broker-dealers to sell our shares and also may affect your ability to sell shares in the secondary market.

     We have broad discretion in how we use any proceeds of this registration, and we may not use these proceeds effectively.

     We could spend any proceeds received from this registration in ways, which you may not agree or that do not yield a favorable return. Our primary goals in conducting this registration are to broaden the public market for our shares and to access funds necessary to develop, produce and market our products. Proceeds also may be applied to future strategic acquisitions that may help us to accomplish these goals. We have had preliminary discussions regarding an acquisition, but have not made any final determination whether to proceed or not.

     There is an inverse relationship between the average trading price and the amount of securities to be issued under the equity line, which may result in substantial dilution and reduction in share price.

     Because the amount of securities to be issued under our equity line is based on a formula that is tied to the market price of our shares just prior to the time of a drawdown, issuance of some or all of the securities allowed under the equity line could result in significant dilution of the per share value of our shares held by current investors. The inverse relationship between the price and amount of securities to be issued may have the following results:

     - the lower the average trading price of our shares at the time of a drawdown, the greater the number of securities that can be issued, and the greater the risk of dilution caused by these securities;

     - the perceived risk of dilution may cause Techrich or other stockholders to sell their shares, which could contribute to a downward movement in stock price of shares; and

     - any significant downward pressure on the trading price of our shares could encourage Techrich and other stockholders to engage in short sales, which could further contribute to a price decline of our shares.

     Our placement agreement with Ladenburg Thalmann restricts us from raising investment capital during the term of the common stock purchase agreement except through the common stock purchase agreement.

     If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to separately negotiate with Ladenburg Thalmann and Techrich to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Techrich also limits our ability to sell our securities for cash at a discount to the market price for 18 months from the effective date of the registration statement of which this prospectus is a part.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement that is not a statement of historical fact constitutes a forward-looking statement. You can identify these statements by forward-looking words such as "may", "will", "intend", "believe", "anticipate", "estimate", "expect", "project" and similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operation and of our financial condition or state other forward looking information. This prospectus also includes third party estimates regarding the size and growth of markets and mobile computer equipment usage in general.

     You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from our expectations.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except with respect to material developments related to previously disclosed information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C.; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference rooms at prescribed rates. You can obtain information regarding operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Such material can also be inspected and printed from the SEC's Internet site located at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-1 with respect to the shares. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the shares and us, you should refer to the registration statement and the exhibits and schedules filed as apart of the registration statement. Statements contained in this prospectus as to the contents of any contracts or other documents are not necessarily complete; reference is made to the copy of such contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference. Copies of the registration statement, including all exhibits and schedules, may be obtained from the SEC's public reference rooms upon payment of the prescribed fees. You can also examine them without charge at the public reference rooms or the SEC's Internet site.


                                 USE OF PROCEEDS

     If all shares underlying warrants and options are issued and we draw the $34,500,000 available under the equity line, assuming a current share price of $5.75 and 420,000 warrants arising from that draw are exercised, net proceeds of this registration are estimated to be $88,840,222 assuming a current share price of $5.75.


     The primary purposes of this registration are to:

     -  broaden the market for our shares;
     -  fund production and marketing of Orasis(TM);
     -  fund development and production of the set-top box; and
     -  increase working capital generally to develop additional products.

     We expect to use a portion of net proceeds to retain qualified marketing and other personnel to effectively promote the Orasis(TM) computer. This will include advertising and other promotional expenses, as well as assembly costs to produce an adequate supply of this product.

     We expect to use a portion of net proceeds to retain engineering and production personnel to complete set-top box design and production of units sufficient to meet set-top box delivery requirements. We intend to conduct assembly at the facility we previously used for contract manufacturing, but may need to purchase additional production equipment.

     Finally, we will use proceeds to develop new products so that we are not dependent on any given product and to remain competitive. We may buy new technologies or products. In addition, if we determine that qualified personnel or equipment is not generally available, we may use proceeds to acquire businesses that can satisfy our requirements. The Company has had preliminary discussions with an acquisition candidate. However, the Company has not determined whether the preliminary discussions will result in an acquisition.

                                    DILUTION

     As and to the extent that we issue any shares in future transactions, current stockholders' ownership percentages will be diluted.

                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY


     Our shares trade on the over-the-counter electronic bulletin board operated by the NASD. The following table shows the range of representative bid prices for our shares. The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions. The number of stockholders on record as of June 30, 2000 is approximately 5,500. Some of the stockholders on record are brokerage firms that hold shares in the "street name". Therefore, we believe the total number of stockholders may be greater than 5,500.



                      1997              1998              1999              2000
                  High     Low     High      Low     High      Low     High       Low
                  ----     ---     ----      ---     ----      ---     ----       ---
First Quarter   $1.625   $1.187   $1.625   $1.016   $1.219   $0.453   $12.375   $0.266
Second Quarter   1.219    0.750    1.391    0.875    0.938    0.391     6.219    2.750
Third Quarter    1.172    0.875    2.031    0.875    0.750    0.266         -        -
Fourth Quarter   2.590    1.063    0.906    0.500    0.703    0.219         -        -



     The closing bid price of a share on July 20, 2000 was $5.5938. We have never paid dividends and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain earnings, if any, for product development, production and marketing, strategic acquisitions and for general working capital requirements.


                         SELECTED FINANCIAL INFORMATION
                      (In thousands, except per share data)

     The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.

                                                                                     Three months
                                              Year Ended December 31,               ended March 31,
                                              -----------------------               ---------------
                                                                                     (unaudited)

                                     1995     1996    1997      1998      1999      2000      1999
                                     ----     ----    ----      ----      ----      ----      ----
INCOME STATEMENT DATA:
Revenues                            $  183  $   94  $  2,730  $  5,368  $  2,279  $      5  $  1,246
Cost of Sales                           94     279     4,345     5,758     4,834      (234)    1,420
                                    ------  ------  --------  --------  --------  --------  --------
Gross Profit (Loss)                     89    (185)   (1,615)     (390)   (2,555)      239      (174)
Net Loss before extraordinary item    (795) (1,397)   (3,988)   (6,132)   (9,306)   (2,732)   (2,049)

EARNINGS PER COMMON SHARE:
Loss Before Extraordinary Item       (0.06)  (0.06)    (0.13)    (0.16)    (0.20)    (0.05)    (0.05)
Extraordinary Item                       -    1.58         -         -         -         -         -
Net Income (Loss)                    (0.06)   1.52     (0.13)    (0.16)    (0.20)    (0.05)    (0.05)


                                                 As December 31,                    As of March 31,
                                                 ---------------                    ---------------
                                                                                     (unaudited)

                                     1995     1996    1997      1998      1999      2000      1999
                                     ----     ----    ----      ----      ----      ----      ----
BALANCE SHEET DATA:
Total Assets                           426   3,402     7,629     6,719     3,372     7,538     4,229
Long Term Debt                           -      43       430       303       185       159       274
Working Capital (Deficit)          (50,980)  3,020     4,511      (260)     (917)    5,495       341
Stockholders Equity (Deficit)      (50,910)  3,093     5,676     2,885       552     6,892     2,740


(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

We are engaged in electronic product engineering, development and sales. Contract manufacturing services were conducted through the second quarter of 1999 through our wholly owned subsidiary, R. M. Schultz & Associates, Inc. All of our activities are highly competitive and sensitive to many factors outside of our control, including general economic conditions affecting our customers and availability of components.

RESULTS OF OPERATIONS-THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

Dauphin Technology, Inc.


Consolidated revenues decreased from $1,246,000 in the first quarter of 1999 to $5,000 in the first quarter of 2000. Revenue for Dauphin decreased from $89,000 in the first quarter of 1999 to $5,000 in 2000. The revenue decreased as a result of financial constraints on the Company and management's focus on the development of a set-top box. The gross profit margins are not comparable for the periods due to fluctuation in sales.


Selling, general and administrative expenses increased to approximately $1,040,000 in 2000 from $927,000 in 1999. The increase from 1999 to 2000 was due to increased professional fees and financial service expenses related to the private placement, offset by certain settlements of trade payables.

R.M. Schultz & Associates, Inc. (RMS)


Revenue for RMS decreased from $1.244 million in 1999 to $0 in 2000 due in fact to our shift away from contract manufacturing. The gross profit margins are not comparable for the periods due to fluctuation in sales.


Selling, general and administrative expenses decreased in 2000 to approximately $53,000 from $176,000 in 1999. The decrease from 1999 to 2000 was primarily due to staff reductions and cost cutting that the management implemented throughout the latter part of 1999 and the first quarter of 2000.

Net (loss)

The loss after tax increased for the first quarter of 2000 to ($2.73) million or ($0.05) per share from ($2.05) or ($0.05) per share in 1999 spread over a larger number of shares outstanding. The net loss increase was due to a major increase in interest expense, professional fees and financial services fees related to the private placement. Loss per common share is calculated based on the monthly weighted average number of common shares outstanding, which were 56,276,124 for the three month period March 31, 2000 and 41,043,203 for the three month period March 31, 1999.


Our current set-top box contract requires us to design the unit to certain specifications as outlined in the agreement. If our design is approved, we would begin shipping up to 200,000 units in the fourth quarter. If approval of the design is delayed or we are unable to ship the units in the fourth quarter, our revenues will remain at nominal amounts for the balance of 2000.


Balance Sheet

During the first quarter of 2000, total assets increased to $7,538,000 from $3,372,000 at December 31, 1999. The increase was primarily due to an increase in cash as a result of the completion of the private placement. Accounts receivable decreases were primarily due to a slowdown in customer orders. Trade accounts payable decreased during the quarter mostly due to payments and settlements of vendor inventories. Short-term borrowings and unearned revenue decreased during the quarter due to their conversions into equity.

RESULTS OF OPERATIONS-YEAR ENDED DECEMBER 31, 1999 COMPARED TO DECEMBER 31, 1998 AND 1997

     Dauphin Technology, Inc.

     Revenue for Dauphin increased from $72,000 in 1997 to $386,000 in 1998 and then decreased to $274,000 in 1999. The revenue decrease from 1998 to 1999 was a result of financial constraints, which prohibited the purchase of components necessary to complete the production of Orasis(TM) units.

     The gross profit margins are not comparable for the periods due to the inventory write downs and fluctuation in sales. During 1997 and 1998, we wrote down all obsolete inventory. Originally, such inventory was to be used in the design of Orasis(TM), but the introduction of new components and newer design methods rendered such inventory obsolete.

     Selling, general and administrative expenses increased to approximately $2.63 million in 1999 from $2.55 million in 1998 and $1.25 million in 1997. The increase from 1998 to 1999 was due to increase in professional and consulting fees incurred in our efforts to raise additional capital. During the third and fourth quarters of 1999, we began cost reduction measures managing to reduce certain expenses by as much as fifty percent. The increase from 1997 to 1998 was due to additional staffing in sales and marketing departments and expense related to product demonstrations. We supplied our sales force with 200 Orasis(TM) demonstration units, at an average cost of $2,500 per unit, to present the product at trade shows and sales opportunities. We also advertised Orasis(TM) in several trade magazines. Further, internal operations were enhanced with additional personnel.

     R.M. Schultz & Associates, Inc. (RMS)

     Revenue for RMS increased from $2.7 million in 1997 to $5.6 million in 1998, but decreased to $2.13 million in 1999 due to our decision to move away from contract manufacturing and towards new product design and development.

     The gross profit from 1998 to 1999 is not comparable due to the inventory write down and the decrease in revenue. The gross profit margin for RMS decreased from 9% in 1997 to 6% in 1998 due to an increase in reserve for obsolescence and startup inefficiencies in manufacturing of Orasis(TM).

     Selling, general and administrative expenses increased in 1999 to approximately $1.5 million from $712,000 in 1998 and $233,000 in 1997. The increase in 1999 from 1998 was primarily due to impairment of goodwill and expenses associated with cost reductions. The increase from 1997 to 1998 was primarily due to full year of operations under the Dauphin umbrella.

     Other Expenses and Net Loss

     Our net operating loss increased to approximately $9.3 million in 1999 from $6.1 million in 1998 and $4.0 million in 1997. The increase in net loss from 1998 to 1999 was due to all items mentioned in the RMS sections above. The increase in the net loss from 1997 to 1998 was due to an increase in research and development expense from $827,000 to $1.6 million, an increase in sales and marketing expense, an increase of interest expense from $76,000 to $1 million in 1998 and additional inventory write-downs. We spent in excess of $2.4 million on the development and an additional $676,000 on production tooling for Orasis(TM).

LIQUIDITY AND CAPITAL RESOURCES

     Absence of Operating Profit

     We have incurred a net operating loss in each year since our founding. As of March 31, 2000 our accumulated deficit was $41,558,713. We expect to incur operating losses over the near term. Our ability to achieve profitability will depend on many factors including our ability to manufacture and market commercially acceptable products. There can be no assurance that we will ever achieve a profitable level of operations or if profitability is achieved that it can be sustained.

     Early Stage of Development of Our Products

     From June of 1997 through June of 1999, we were principally engaged in research and development activities involving Orasis(TM). Since then, we have been working on new technologies, in particular the design and development of the set-top box. Our products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, our inability to develop, manufacture and market our products on a timely basis may have a material adverse effect on our financial results.

     Financing Considerations

     We raised approximately $7.8 million in a private placement of shares of common stock to accredited investors that ended on March 20, 2000. Proceeds of the placement were used in part to pay outstanding operating expenses of $1.2 million. Approximately $5 million in placement proceeds is available for marketing and manufacturing Orasis(TM) and developing the set-top box.

     On April 12, 2000, we entered into a common stock purchase agreement with Techrich. Under this agreement we may make up to eighteen draws of up to $10,000,000 per draw, with a $100,000,000 aggregate draw limit. Upon each draw, we must issue shares and warrants to Techrich based upon formulas described in detail beginning on page 26.

     Inflation and Seasonality

     Due to the nature of our products and current market trends, an increase in the volume of production should generally result in a reduction of cost per unit. We do not anticipate any major shifts in this trend in a foreseeable future. Also, since we target industrial customer and not retail outlets, we should not be affected by the seasonal nature of consumer purchasing.

                                    BUSINESS

OVERVIEW

     We design and sell hand-held, pen-based computers and related electronic equipment for home and business use from facilities in Palatine and McHenry, Illinois. We currently employ approximately 15 people. Our employees consist of engineering, sales and marketing, administrative and other personnel. For the past several years, we have functioned as a development-stage company engaged primarily in the following activities:

     -  contract manufacturing for third parties;
     -  development of the Orasis(TM) computer; and
     -  acquiring personnel, capital and resources  for these activities.

     We conducted contract manufacturing from June 1997 to June 1999. We terminated contract manufacturing to focus on production and marketing of Orasis(TM) and to identify additional products for development. We believe these activities present greater opportunity for growth and profitability than contract manufacturing.

     We began development of Orasis(TM) in the fall of 1997. We continued development through 1998. During that year, we began production tooling to produce a sufficient number of prototype units to begin promotion. We completed development and production tooling during 1999. We produced a limited number of units and used them for marketing and limited sales. To date, however, we have not had sufficient funds to aggressively promote Orasis(TM).

     Toward the end of 1999, we identified the set-top box as a focus for product development. At the end of 1999, we began negotiations with a European telecommunications firm seeking to construct, install and operate a fiber optic cable network system offering telephone, television, Internet and other services in a European country with a group of European and several U.S. based Fortune 500 companies. On February 11, 2000 we signed an agreement to develop and supply the set-top box that will be used in that network.

STRATEGY

     We seek to capture the opportunity presented by the Orasis(TM) and set-top box products and to become a leading provider of electronic products. We intend to focus on hand-held computer products and related accessories, and will avoid dependency on any given product. We expect to develop or acquire a variety of products and services that complement each other or offer production and operating economies. In this way, we seek to minimize the risk presented by reliance upon any given product which may become obsolete through technological change.

     We expect to increase our development, production and marketing capabilities by increasing staff and coordinating relationships with outside manufacturers and sales representatives. Our immediate focus will be collection of additional market information to refine Orasis(TM) capabilities so we may aggressively market that product to satisfy customer demands. We will then establish a responsive level of production and distribution. At the same time, we will increase engineering staff to develop and deliver ten set-top box prototypes within the 120 days provided under the set-top box agreement. Once a prototype is approved, we expect to ramp-up production at our assembly facility which was used previously for contract manufacturing. We also may use outside manufacturers for this purpose.

PRODUCTS

     Orasis(TM) is a hand-held computer developed with features to meet the expressed desires of many potential customers. It was developed with the multi-sector mobile user in mind. It incorporates an upgradable processor, user upgradable memory and hard disc, various modules and mobile devices to satisfy the needs of various industries. Basic unit features are as follows:

     -  The unit weight is approximately 3 pounds;
     -  The battery operating life is from 2 to 8 hours;
     - The unit is equipped with 166 MHz Pentium MMX processor, which can be upgraded to 266 MHz Pentium MMX;
     - The standard unit is equipped with 32 MEG of memory upgradable to 128 MEG of RAM;
     -  Standard two type II or a single type III PCMCIA slot;
     -  2.1 GB expandable to 6.4 GB hard drive;
     - Built in speaker and microphone, including sound blaster for voice recognition and multimedia;
     -  Video conferencing port;
     -  Modular expansion bay with docking connector;
     - Electro-magnetic pen, voice activation, and an Infra Red keyboard for data input; and
     - CDROM drive, floppy drive, DVD drive, heads-up goggles, GPS module and other attachable devices.

     Much more flexible and powerful than a personal digital assistant, Orasis(TM) is an MS-DOS/Windows 95/98/2000, Windows NT and Linux compatible machine. Although the basic unit carries a number of advanced features, the most significant advantage of Orasis(TM) is its upgradability. The expansion bay allows for the use of CDROM, floppy drive, wireless radio, extended battery pack or any other device through its PCI expansion bus. Unlike competitor models, Orasis(TM) does not lock the customer into a single format. Orasis(TM) affords a customer complete flexibility and versatility offered by no other mobile computer presently on the market. It is a time, labor, and money-saving device that can be custom-configured with a variety of options to meet the end-user's needs.

     We recently started to design our set-top box. Pursuant to the set-top box agreement, we will incorporate an integrated modular design to address present and future technologies. Our set-top box will be an ADSL/VDSL access unit with he capability to provide video on demand/TV, video-telephone services, voice telephony and Internet access using a computer. The set-top box will connect to a gigabit fiber optic infrastructure to provide ultra high-speed communication services to residential, commercial, civil, educational, governmental and other users.

     Our set-top box will include the following features:

     -  ADSL/VDSL modem, which will connect to the client's infrastructure;
     -  antenna connector for external interfacing;
     -  TV-out connector for TV hook-up;
     -  Ethernet option for a PC connection;
     -  one set of RCA audio connectors;
     -  universal power supply for 110/230V operation;  and
     - a set of batteries providing up to 6 hours of telephone operation in case of a power failure.

     The initial version of the set-top box will use Windows CE as its operating system. It will connect to the proposed fiber optic network with routing capabilities to direct and re-direct data, voice, and video traffic. Certain dedicated gateways will connect the network with the other telephone systems and access the client's state- of- the- art video on demand service to provide a first class library of movies, as well as live local and international TV channels, public interest programs and entertainment.

MARKETS

     TV, radio and newspapers remind us daily of people's ability to contact the farthest reaches of our planet in seconds. We hear about business meetings that take place over the wires, on a large TV screen instead of in person. Increased Internet use for commerce and communication drives us to reach for the things that only a few years ago we read about in science fiction books. Constant improvements in digital and cellular technology allow anyone to constantly "stay connected." The mobile computer plays a significant role in this "brave new world".

     Based on recent statistics, the mobile computing devices market is approximately $95 billion in annual revenue. Sales of laptop and notebook computers represent a large portion of this market. However, the growth rate of hand-held pen-based devices exceeds that of laptops and notebooks. Based on the latest Frost and Sullivan studies, the total pen-tablets market, in which Orasis(TM) competes, is several billion dollars and is growing at approximately twenty five percent per year. We estimate that market may be growing even faster than latest predictions.

     Unlike several years ago, the pen-based computer market is more defined and is ready for a product such as Orasis(TM). The total mobile market includes more than sixty products that fall within the personal digital assistant category of the pen-based market. These devices include electronic organizers, mobile fax machines and electronic notepads. Most of these devices are palm-top size, requiring either pen or keyboard input. In addition, there are approximately twenty devices that would qualify as computers or pen tablets. Orasis(TM) belongs in the latter category.

     Until the introduction of Orasis(TM), pen-based devices were no match for laptops. Processor speed, limited expandability and memory limitations of hand-held computers made notebooks and laptops much more popular with the mobile workforce. Orasis(TM) bridges the gap between notebook or laptop computers and pen-based computers. Orasis(TM) added features and flexibility of also might attract public attention, thereby expanding the overall category.

     The set-top box is another device that will serve the desire to "stay connected". The set-top box market is relatively new. According to International Data Corporation, the worldwide installed base of set-top boxes was a mere 2.2 million units in 1998. It is expected to exceed 14.8 million units during 2000 and to grow to over 35.5 million units during 2002. We believe the market will continue to expand as set-top box capabilities are refined and people increase their desire to access television, telephone, Internet services for communication, information and entertainment purposes.

SALES AND MARKETING

     Orasis(TM) is a niche product. We target vertical markets to distribute Orasis(TM). Initially, we hired six mobile industry experts, or channel managers, to target various industries. Each channel manager was to find a number of software solution providers for a particular industry and to partner with them to offer a final electronic solution to the end user. They targeted medical, government, sales field automation, transportation, utilities and education industries. During 1998, approximately 60 VAR's signed Orasis(TM) distribution agreements. During 1999, we changed our marketing strategy and terminated all channel managers. Currently, all VAR relationships and sales inquiries are handled internally by our sales and customer service personnel.

     We are still defining our sales and marketing strategy for the set-top box. Our immediate focus is to design a product meeting specifications under the set-top box agreement signed in February. If we design a unit that satisfies specifications under the agreement, we may capture sales of a minimum of 2.5 million set-top boxes for the proposed cable network. Unit shipments would begin in the fourth quarter of 2000, with 200,000 units to be shipped by the end of the year. Shipments of 125,000 units per quarter are required during 2001 through the beginning of 2005. After delivery of the first 1.2 million units, the buyer may seek market pricing from sources other than us, but we have a right of first refusal to continue production at any bona-fide market price obtained. Based on these scheduled deliveries, and current pricing under the agreement, total revenues generated under the agreement will exceed $500 million if we provide all 2.5 million units.


COMPETITION

     A dozen manufacturers including Epson, Fujitsu, IBM, Mitsubishi and Kalidor produce "pen tablets". The list of competitors may be imposing, but we feel that Orasis(TM) has advantages over the competition including flexibility, adaptability and compactness. Based on the opinions of industry experts such as Pen Computing magazine, units produced by these firms are less capable than Orasis(TM). Such units are generally designed with a single processor and become obsolete as soon as new processors or faster software is introduced. Also, due to the fact that major components of Orasis(TM) are upgradable, the life expectancy of the product is estimated to be 5 years. Over time, consumers' return on investment of Orasis(TM) should be much higher than any existing computer.

     Scientific Atlanta and General Instruments are among the companies presently manufacturing set-top boxes. If we satisfy specifications under the set-top box agreement, our set-top box will meet or exceed features available from exiting units. Our multi-purpose set-top box, in conjunction with the wide bandwidth infrastructure, will provide advanced Internet capabilities, as well as a wide span of conveniences, including cost savings and many other benefits. It will adapt to any of the existing communication standards and offer the allocated bandwidth to users. Users will have access to more bandwidth than any time in the past. They will be able to connect directly to the set-top box and with the available bandwidth will be able to accommodate Web hosting, Web browsing, email, eCommerce, voice/video conferencing and video on demand, very economically. In addition, our unit will support both U.S. and European TV viewing standards.

     Our products, including Orasis(TM) and the set-top box, will gain market acceptance only as long as they offer leading technology and features. Any time a new product is introduced, there is a small window of opportunity before clones are developed. Being a small company, we feel our strength is in our flexibility to meet industry demands and to partner with solution providers to jointly offer unique solutions for problems that customers encounter.

CUSTOMER DEPENDENCE

     Our products have not yet achieved market acceptance and Orasis(TM) has been sold only on a limited basis. Consequently, we are not presently dependent on any one customer. If our set-top box satisfies set-top box agreement specifications, we will be dependent upon the buyer for substantially all of our sales, unless we achieve success in promoting Orasis(TM). In any event, we will not receive any revenue under the set-top box agreement until 360 days following delivery of acceptable units.


RESEARCH AND DEVELOPMENT

     Due to our relatively small size, most of our product development was done in cooperation with three contract engineering firms. Approximately $1,576,000 was spent on research and development in 1998 and approximately $510,000 more was spent in 1999. We retained all rights and intellectual property acquired during the development of Orasis(TM).

     We are planning to continue research and development of electronic products to complement Orasis(TM). In addition to peripheral devices such as office and mobile docking station, we are planning to work on various scaled down, higher-tech devices besides Orasis(TM).

     We began research and development of set-top boxes during the third quarter of 1999, in connection with negotiating the set-top box agreement. Costs incurred at that time were not material.

PRODUCTION

     Because the main components of Orasis(TM) are complex, the assembly of the motherboard is out-sourced. SMT Unlimited, LLC supplies us with the ready assembled and tested motherboards for final assembly. SMT Unlimited, LLC is capable of producing hundreds of motherboards per day.

     RMS assembles, tests and ships the final product to our customers. RMS performs all manufacturing support for the product. With additional staffing, RMS is capable of assembling 200 Orasis(TM) units per day.

     We currently expect to assemble set-top boxes at our RMS facility. However, we may decide later to use an outside manufacturer.

SOURCE AND AVAILABILITY OF RAW MATERIALS

     Component parts are obtained from suppliers around the world. Since the development of Orasis(TM) commenced late in 1997 and throughout 1998, all components used in the design are state of the art and are Year 2000 compliant. Components such as the latest mobile Intel processors, color video controllers and CACHE memory chips are in high demand. Such components are available in short supply. However, management does not anticipate any delays in production.

SOFTWARE LICENSING AGREEMENTS

     We lease BIOS (basic input/output software) for Orasis(TM) from Phoenix Technologies Ltd. ("Phoenix"). Phoenix designs, develops, markets and licenses proprietary software products for original equipment manufacturers and related software for personal computers. A Master License Agreement was signed for the right of distribution of Phoenix software. We pay $4 per unit sold under this license.

     We are a party to a Pen Products Original Equipment Manufacturing Distribution License Agreement and Sub-license Agreement for Dedicated Systems with Annabooks Software LLC ("Annabooks"), the supplier of products offered by Microsoft Corporation ("Microsoft"). Microsoft is the third-party beneficiary under these agreements. These agreements authorize us to install DOS, Windows 95, 98, 2000 and NT, and Windows for Pen, among others, on the computers that we sell. We must pay Annabooks royalties for each unit sold, although quantity discounts are available. We pay approximately $78 per license for each computer we sell.

PATENTS, COPYRIGHTS AND TRADEMARKS

     Because of rapid technological and design changes inherent to the computer industry, we do not believe that, in general, patents and/or copyrights are an effective means of protecting our interests. However, due to the unique configuration of the Orasis(TM), we did patent its mechanical design and processor upgradability concepts. We also expect to patent our set-top box design following development. We attempt to maintain our proprietary rights by trade secret protection and by the use of non-disclosure agreements. It is possible that our products could be duplicated by competitors and duplication and sale could therefore adversely affect our business. However, we believe that the time spent by competitors engineering the product would be too long for the rapidly changing computer industry.

     In 1997, the Company applied for and received a trademark on the name "Orasis."

ASSEMBLY CAPABILITY

     Using automatic assembly equipment, we are capable of assembling large quantities of electronic products through our subsidiary, RMS. The majority of the work performed by RMS since its inception has been in a through-hole or large component electronic assembly. Since June, 1997 we have spent more than $750,000 to build a 5,000 square foot environmentally controlled room inside the RMS facility and to acquire surface mount equipment. Surface mount assembly equipment allows for high-speed/high-tech component placement on a printed circuit board, a newer method of product assembly. Under our current strategy, we expect to apply these contract-manufacturing capabilities our own products, including assembly of Orasis(TM) units, set-top boxes and other products, which we may develop in the future.

                             DESCRIPTION OF PROPERTY

     Our executive offices consist of 7,300 square feet of office space and 2,700 square feet of warehouse space located at 800 E. Northwest Hwy, Suite 950, Palatine, Illinois 60067. We pay approximately $12,000 per month to rent the facilities. In December 1998, in conjunction with upgrading the facilities, we signed a five-year lease extension. The lease called for increased rent, but provided for reconstruction of facilities to better suit our needs. We believe the space will be adequate for the foreseeable future.

     RMS facilities are located at 1809 South Route 31, McHenry, Illinois 60050. The facilities are leased from Enclave Corporation, a company that is owned by Richard M. Schultz, past President of RMS. RMS occupies 53,000 square feet of space, of which 7,000 square feet is for office space and 5,000 square feet is surface mount portion of production. The lease has a five-year term starting on June 6, 1997 with an optional extension for an additional five years. The rent is approximately $14,000 per month. We believe the space will be adequate for the foreseeable future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position, present principal occupation and employment history for the past five years for each of our directors and executive officers, as of March 31, 2000.

Name                      Age                Present Office
----                      ---                --------------

Andrew J. Kandalepas      48        Chairman of the Board of Directors
                                    Chief Executive Officer

Christopher L. Geier      37        Executive Vice President

Harry L. Lukens, Jr.      49        Vice President and Chief Financial Officer

Jeffrey L. Goldberg       47        Secretary, Director

Gary E. Soiney            59        Director

Andrew Prokos             37        Director


Mr. Kandalepas became Chairman of the Board in February 1995. He was named CEO and President in November of 1995. Mr. Kandalepas is the founder and President of CADserv, an engineering services firm. He graduated from DeVry Institute in 1974 with a Bachelor's Degree in Electronics Engineering Technology. He then served as a product engineer at GTE for two years. Mr. Kandalepas left GTE to serve ten years as a supervisor of PCB design for Motorola prior to founding CADserv in 1986.

     Mr. Geier is Executive Vice President. He leads our overall organization, including its subsidiary business. Prior to his appointment in April 1999, Mr. Geier founded and managed several multimillion-dollar private corporations, as well as a $100 million region of a large retail distribution company. He earned an MBA from the University of Chicago Graduate School of Business and received a Bachelor of Arts in Criminal Justice/Pre Law from Washington State University.

     Mr. Lukens was appointed Vice President and Chief Financial Officer in May 2000. From 1998 until his appointment, he served as a personal asset manager for an individual investor. From 1993 until 1998, Mr. Lukens was Vice President, Treasurer and Chief Financial Officer of Deublin Company, a privately owned international manufacturer. From 1972 until 1993, he was with Grant Thornton LLC, serving as a partner from 1986 until 1993.

     Mr. Goldberg has served as Secretary and as a Director since June of 1995. He is a partner at FERS, an international accounting firm. He formerly served as the President of Financial Consulting Group, LTD., a lawyer at the Chicago law firm of Goldberg and Goodman, and prior to that, was a tax senior with Arthur Andersen LLP. Mr. Goldberg is an attorney, CPA and certified financial planner.

     Mr. Soiney has served as a Director since November of 1995. He graduated from the University of Wisconsin in Milwaukee with a degree in Business Administration. He is currently a 75% owner in Pension Design & Services, Inc., a Wisconsin corporation, which performs administrative services for qualified pension plans to businesses primarily in the Mid-West.

     Mr. Prokos has served as a Director since February 1995. He is also Vice-President of CADserv and has served in this capacity since 1995. Mr. Prokos is a graduate of DeVry Institute with an Associate Degree in Electronics.

     All directors and executive officers are elected annually and hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.

FAMILY RELATIONSHIP

     Andrew Prokos is a cousin of Andrew Kandalepas.


INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

INVOLVEMENT BY MANAGEMENT IN PUBLIC COMPANIES

     None of our directors or executive officers are directors of any other public companies.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We have adopted a by-law provision which stipulates that we shall indemnify any director or executive officer who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, investigative or administrative, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, our best interest, had no reasonable cause to believe his/her conduct was unlawful; provided, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to the company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. These indemnification provisions are not expected to alter the liability of directors and executive officers under federal securities laws.

                             EXECUTIVE COMPENSATION

     At the Board of Directors meeting held on December 29, 1998, the Board established two committees, Audit and Compensation. SEC regulations mandate disclosure of all compensation including salary, bonus and stock options, paid to executive officers and directors that exceeds $100,000. No director or executive officer was paid compensation exceeding $100,000 during 1997, 1998 or 1999. The table below sets forth the cash compensation paid to or accrued for Andrew J. Kandalepas, Chairman of the Board, Chief Executive Officer and President, for 1999, for services rendered in all capacities during the fiscal years ended December 31, 1999, 1998 and 1997.



                                          Annual Compensation           Other
     Name and                          -------------------------        Annual
     Principal Position                Year     Salary     Bonus    Compensation(1)
     ----------------------------      ----     ------     -----    ---------------
                                                   $         $             $
     Andrew J. Kandalepas              1999     84,000         -         5,000
     Chairman of the Board, Chief      1998     84,000         -         5,000
     Executive Officer and             1997     84,000         -             -
     President



(1) Includes life insurance premiums paid by the company.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     CADserv, an engineering services company based in Schaumburg, Illinois, is controlled by Andrew Kandalepas. It has contributed to the design, packaging and manufacturing of our product lines and will likely continue in this capacity in the future. We paid CADserv $140,192 in 1998.

     In 1999 we borrowed $286,000 from related entities including two members of the Board of Directors. The loans accrued interest at 1% per month until maturity. As of the date of this prospectus, all loans including interest have been paid off.

     RMS facilities are leased from Enclave Corporation, a company that is owned by Richard M. Schultz, former President of RMS. We paid $179,684 of rent and $24,150 of real estate taxes for the property lease in 1999 and $165,660 of rent and $22,500 of real estate taxes for the property lease for 1998.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding shares owned beneficially as of June 30, 2000, by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each person that beneficially own more than 5% of our shares:



                                                           Amount and Nature of
Name of Beneficial Owner         Position                  Beneficial
                                                           Shares Owned            Percent of Class
Andrew J. Kandalepas      Chairman, Chief                   3,826,837(1)                6.6%
                          Executive Officer & President

Christopher L. Geier      Executive Vice President            500,000(1)                0.9%

Harry L. Lukens, Jr.      Chief Financial Officer              80,000(2)                0.1%

Jeffrey L. Goldberg       Secretary, Director                 497,800(3)                0.9%

Gary E. Soiney            Director                             50,000(3)                0.1%

Andrew Prokos             Director                            314,000(3)                0.5%

Officers and Directors and
5% Beneficial Owners (as a group)                           5,268,637(4)                9.1%


(1) Includes options to purchase 500,000 shares under immediately exercisable options.

(2) Includes options to purchase 80,000 shares under immediately exercisable options.
(3) Includes options to purchase 50,000 shares under immediately exercisable options.
(4) Includes options to purchase 1,230,000 shares under immediately exercisable options.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. As of June 30, 2000 there were 57,604,853 shares of common stock outstanding and beneficially owned by approximately 5,500 beneficial stockholders, and no shares of preferred stock were outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation, which is available upon request.


COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore (see "Market Price of Common Stock" and "Dividend Policy"). In the event of a liquidation, dissolution or winding up of the company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities and have no cumulative voting rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have no present plans to issue preferred stock. However, the issuance of any such preferred stock could affect the rights of the holders of common stock and reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the company by present owners.

WARRANTS AND OPTIONS


     As of June 30, 2000 warrants to purchase 5,662,963 shares of common stock were issued and outstanding in the hands of approximately 30 investors. In addition, we have reserved 420,000 warrants for Techrich to be issued upon drawdowns under the common stock purchase agreement. The warrants are convertible at any time. The strike prices of these warrants range from $0.20 to $2.00. The warrants expire between three and five years from the date of issuance. The warrants include a change of form provision in them so that if a change in the form of the common stock occurs due to stock splits, stock dividends, or mergers, the holders are entitled to receive a pro-rata increase of shares at a discounted price. However, the holders of the warrants do not have any voting rights and are not entitled to receive any cash or property dividends declared by the Board of Directors until they convert the warrants into common shares. If warrants are exercised, the common stockholders' proportionate share of the company will be diluted. If such warrants are not exercised within the allotted time, they expire.



     As of June 30, 2000 options to purchase 3,960,500 shares of common stock were issued and outstanding in the hands of certain consultants resulting from funding raised by such consultants. These options are exercisable at any time. Options for 18,000 shares are exercisable at $1.00 per share and the remainder is exercisable at $10.00 per share. These options expire between three and five years from the date of issuance. Additionally, there are 2,321,000 options issued and outstanding in the hands of more than twenty employees and former employees. These options are exercisable at any time for common stock at prices ranging from $0.50 to $1.00 per share. These options expire between three and five years from the date of issuance. If such options are exercised, the common stockholders' proportionate share of the company will be diluted. If such options are not exercised within the allotted time, they expire.


     On April 12, 2000, we issued to Ladenburg Thalmann warrants to purchase 250,000 shares at an exercise price of $5.481. The warrants were issued in connection with the Techrich common stock purchase agreement. Upon each draw, under the common stock purchase agreement, we also must issue to Techrich warrants to purchase additional common shares in an amount equal to 7% of the shares issued. Each warrant shall have a three-year term and an exercise price equal to 120% of the daily volume-weighted average of our shares on the trading day preceding the draw.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005 (212) 936-5100.


                         COMMON STOCK PURCHASE AGREEMENT

OVERVIEW

     We signed a common stock purchase agreement with Techrich International Limited, a British Virgin Islands corporation, on April 12, 2000, for the future issuance and purchase of shares of our common stock and warrants. The transaction closed on April 26, 2000.

     Techrich has committed to provide us up to $100 million as we request it over a 18 month period, in return for common stock and warrants that we issue to Techrich. Once every 22 trading days, we may request a draw of up to $10,000,000 of that money, subject to a maximum of 18 draws. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000. Use of a 22 day trading day average was negotiated to reduce the impact of market price fluctuations over any calendar month, which generally includes 22 trading days.

     At the end of a 22 day trading period following the drawdown request, the actual drawdown amount is determined based on the volume-weighted average stock price during that 22 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue as described in detail in the following pages. We are under no obligation to request a draw for any period.

     The per share dollar amount Techrich pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22-day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee of $1,500 and a 3% placement fee payable to the placement agent, Ladenburg Thalmann, which introduced Techrich to us. Ladenburg Thalmann is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann warrants to purchase 250,000 shares of our common stock at an exercise price of $5.481. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.


     Based on a review of our trading volume and stock price history and the number of drawdowns we estimate making, we are registering 6,000,000 shares of common stock for resale by Techrich and 250,000 shares underlying warrants for resale by Ladenburg Thalmann.


     In addition, the common stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to Techrich pursuant to the drawdown would result in Techrich owning more than 9.9% of our outstanding common stock on the drawdown exercise date.

THE DRAWDOWN PROCEDURE AND THE STOCK PURCHASES

     We may request a drawdown by faxing a drawdown notice to Techrich, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. A pricing committee consisting of two of our directors sets the threshold price by determining the price below which we are unwilling to sell our shares.

AMOUNT OF THE DRAW

     No draw can exceed the lesser of $10,000,000 and the capped amount that is derived from the following formula:

        - Average daily trading volume for the 45 trading days immediately prior to the date we give notice of the drawdown, multiplied by 22;

                        multiplied by

        - The average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the drawdown;

                        multiplied by

        -    20%.

     The lesser of our draw request and the capped amount is reduced by 1/22 for every day in the 22 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. Thus, if the daily price for a day is below the threshold price we will not issue any shares and Techrich will not purchase any shares for that day. We cannot make another drawdown request until expiration of the 22 trading days that follow a drawdown request we have already made.

NUMBER OF SHARES

     The 22 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Techrich, and thus the price per share Techrich will pay for our shares.

     To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/22 of the drawdown amount determined by the formulas above, and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 93% of the average daily trading price of our common stock for that day. The 93% accounts for Techrich's 7% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share Techrich ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue to Techrich.

SAMPLE CALCULATION OF STOCK PURCHASES

     The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Techrich in connection with that drawdown based on hypothetical assumptions.

     Sample drawdown amount calculation.

     We provide a drawdown notice to Techrich that we wish to make a drawdown. Assume that our pricing committee of the board of directors has specified in the notice a threshold price of $3.75, below which we will not sell any shares to Techrich during this drawdown period.

     Assume the average daily trading volume for the 45 trading days prior to our drawdown notice is 400,000 and that the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice is $4.00. You can apply the formula to these hypothetical numbers as follows:


        - the average trading volume for the 45 trading days prior to our drawdown notice (400,000) multiplied by 22, equals 8,800,000 multiplied by

        - the average of the volume-weighted average daily prices of our common stock for the 22 trading days prior to the notice ($4.00)

                        multiplied by

        -    20%

     The maximum amount we can draw down under the formula is therefore capped at $7,040,000, subject to further adjustments if the average daily price of our common stock for any of the 22 trading days following the drawdown notice is below the threshold price we set of $3.75. For example, if the average daily price of our common stock is below $3.75 on four of those 22 days, the $7,040,000 would be reduced by 1/22 for each of those days and our draw down amount would be 18/22 of $7,040,000, or $5,760,000.


     Sample Calculation of Number of Shares

     Assume that we have made a drawdown request with a threshold price of $3.75. Assume the maximum amount we can draw down is capped at $7,040,000 based on the formula above. Also, assume that the volume-weighted average daily price for our common stock is as set forth in the table on the next page.

     The number of shares to be issued based on any trading day during the drawdown period is calculated from the formula:

        -    1/22 of the drawdown amount of $7,040,000

                        divided by

        -    93% of the volume weighted average daily price.

     For example, for the first trading day in the example in the table below, the calculation is as follows: 1/22 of $7,040,000 is $320,000. Divide $320,000 by 93% of the average daily price for that day of $4.375 per share, to get 78,648 shares. Perform this calculation for each of the 22 measuring days, excluding any days on which the average daily price is below the $3.75 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are four days, which must be excluded: days 19, 20, 21 and 22.

     After excluding the days that are below the threshold price, the amount of our drawdown in this example would be $5,760,000 and the total number of shares we would issue to Techrich for this drawdown request would be 1,345,214, so long as those shares would not cause Techrich to beneficially own more than 9.9% of our then outstanding common stock. Techrich would thus pay $4.28 per share for these shares.


                                                               Number of Shares of Common
             Volume-Weighted Average  1/22 of Requested Draw   Stock to be Issued for the
Trading Day    Daily Stock Price*          Down Amount               Trading Day
-----------  -----------------------  ----------------------   --------------------------
     1             $4.3750                 $320,000.00                  78,648
     2              4.3750                  320,000.00                  78,648
     3              4.5000                  320,000.00                  76,464
     4              4.6250                  320,000.00                  74,397
     5              5.0000                  320,000.00                  68,817
     6              4.6250                  320,000.00                  74,397
     7              4.7500                  320,000.00                  72,439
     8              4.7500                  320,000.00                  72,439
     9              3.9375                  320,000.00                  87,387
     10             4.0000                  320,000.00                  86,022
     11             4.0156                  320,000.00                  85,687
     12             4.6875                  320,000.00                  73,405
     13             4.8750                  320,000.00                  70,582
     14             4.5625                  320,000.00                  75,416
     15             4.6250                  320,000.00                  74,397
     16             5.2500                  320,000.00                  65,540
     17             5.5000                  320,000.00                  62,561
     18             5.0625                  320,000.00                  67,968
     19             3.6875                          **                      **
     20             2.7500                          **                      **
     21             2.9062                          **                      **
     22             3.1875                          **                      **
                                         -------------                ---------
     Total                               $5,760,000.00                1,345,214
                                         =============                =========


* The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

**   Excluded because the average daily price is below the threshold specified in our hypothetical draw down notice.

     We would receive the amount of our drawdown ($5,760,000.00) less a 3% cash fee paid to the placement agent of $172,800.00, less a $1,500.00 escrow fee, for net proceeds to us of $5,585,700.00. The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York.

NECESSARY CONDITIONS BEFORE TECHRICH IS OBLIGATED TO PURCHASE OUR SHARES

     The following conditions must be satisfied before Techrich is obligated to purchase the common shares that we wish to sell from time to time:

- A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Techrich;

- There can be no material adverse change in our business, operations, properties, prospects or financial condition;

- We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the common stock purchase agreement;

- No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement; and

- No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Techrich seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions.

     On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

RESTRICTIONS ON FUTURE FINANCINGS

     The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 18 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Techrich has purchased the maximum of $100,000,000 worth of common stock from us under the common stock purchase agreement.

     There are exceptions to this limitation for securities sold in the following situations:

- in a registered public offering which is underwritten by one or more established investment banks;

- in one or more private placements where the purchasers do not have registration rights;

- pursuant to any presently existing or future employee benefit plan which plan has been or is approved by the our stockholders;

- pursuant to any compensatory plan for a full-time employee or key consultant;

- in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

-    a transaction to which Techrich gives its written approval.

COSTS OF CLOSING THE TRANSACTION

     At the closing of the transaction on April 26, 2000, we delivered the requisite opinion of counsel to Techrich and paid the escrow agent, Epstein Becker & Green P.C., $20,000 for non-accountable expenses of Ladenburg Thalmann. Ladenburg Thalmann also received warrants for a total of 250,000 shares of our common stock with an exercise price equal to the volume-weighted average price of our common stock as reported on April 26, 2000 or

$5.481 per share. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrant.

TERMINATION OF THE COMMON STOCK PURCHASE AGREEMENT

     Techrich may terminate the equity draw down facility under the common stock purchase agreement if any of the following events occur:

- We suffer a material adverse change in our business, operations, properties, or financial condition;

- Our common shares are delisted from any market or exchange unless such delisting is in connection with the listing of such shares on a comparable stock exchange in the United States;

-    We file for protection from creditors;

- We complete a financing that violates the limitations on financings contained in the common stock purchase agreement; or

-    Our registration statement is not effective by September 30, 2000.

INDEMNIFICATION OF TECHRICH

     Techrich is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Techrich to us for inclusion in the registration statement and prospectus.

AGREEMENT WITH LADENBURG THALMANN

Our placement agreement with Ladenburg Thalmann restricts us from raising investment capital during the term of the common stock purchase agreement except pursuant to the common stock purchase agreement. If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we are required to separately negotiate with Ladenburg Thalmann and Techrich to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Techrich also limits our ability to sell our securities for cash at a discount to the market price for 18 months from the effective date of the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION


We are registering, 15,332,560 shares of common stock owned by certain selling stockholders, which were issued to the stockholders in private transactions, 6,000,000 shares for resale by Techrich and 11,958,963 shares for resale by selling stockholders.






     The selling stockholders' may sell their shares from time to time at prices and at terms prevailing at the time of sale.



     The selling stockholders may exercise their 6,082,963 warrants and the employees and consultants may exercise their 5,876,000 options from time to time prior to expiration. We will receive $51,505,222 from the exercise of such warrants and options if all are exercised prior to expiration. We will receive none of the proceeds of any subsequent sale of shares issued under the warrants or options.

     We are registering 6,000,000 shares and 420,000 shares underlying warrants for resale by Techrich, assuming a share price of $5.75. We will receive $34,500,000 (less 7% discount), from the issuance of 6,000,000 shares under the line and $2,535,000 from shares underlying the warrants if they are all exercised prior to expiration, assuming a current share price of $5.75.

    Techrich and Ladenburg Thalmann are offering the common shares for their respective account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by either Techrich or Ladenburg Thalmann. Techrich and Ladenburg Thalmann have agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in their restrictive resales of the common shares under this prospectus. Neither Techrich nor Ladenburg Thalmann have, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations.

     On June 30, 2000, we had 57,604,853 shares of common stock outstanding. The following table shows the number of shares we would issue to Techrich, the price it would pay for those shares and the percentage of shares owned by Techrich, assuming that Techrich purchases the maximum amount of securities allowable under the common stock purchase agreement, based on the current trading price of $5.5938 per share.



                   Purchase                Number                   %
                    Price                 of Shares            of shares(e)
                   --------              ----------            ------------

                   $5.5938(a)            17,391,304               23.2%

                    4.1954(b)            23,188,406               28.7%

                    2.2769(c)            34,782,609               37.6%

                    1.3985(d)            69,565,217               54.7%



        (a)  Represents trading price at close of business on July 20, 2000.
        (b) Represents a 25% discount from the trading price at close of business on July 20, 2000.
        (c) Represents a 50% discount from the trading price at close of business on July 20, 2000.
        (d) Represents a 75% discount from the trading price at close of business on July 20, 2000.
        (e) Common stock purchase agreement limits Techrich's ownership to 9.9% of outstanding shares.


     To permit Techrich to resell the common shares issued to it under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Techrich that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

- the date after which all of the common shares held by Techrich or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

- the date after which all of the common shares held by Techrich or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

- the date after which all of the common shares held by Techrich or its transferees that are covered by the registration statement have been sold by Techrich or its transferees pursuant to such registration statement;

- the date after which all of the common shares held by Techrich or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations;

- the date after which all of the common shares held by Techrich or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

- the date after which none of the common shares held by Techrich that are covered by the registration statement are or may become issued and outstanding.

     Shares of common stock offered through this prospectus may be sold from time to time by Techrich, Ladenburg Thalmann, the selling stockholders, employees and consultants, or by their pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

     Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders, employees and consultants will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders, employees and consultants that there are no existing arrangements between any selling stockholder, employee or consultant and any other person, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders, employees or consultants through this prospectus. Selling stockholders, employees and consultants may be deemed underwriters in connection with resales of their shares.

     The common shares may be sold in one or more of the following manners:

- a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-    purchases by a broker or dealer for its account under this  prospectus; or

- ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by the selling stockholders, employees and consultants may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders, employees or consultants in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

     Broker-dealers may agree with the selling stockholders, employees and consultants to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders, employees or consultants. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

     In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

     Techrich and Ladenburg Thalmann will each be subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, Techrich, Ladenburg Thalmann and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

     The selling stockholders, employees and consultants will pay all commissions and their own expenses, if any, associated with the sale of their common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

     The price at which we will issue the common shares to Techrich under the stock purchase agreement will be 93% of the volume-weighted average daily price traded on the over-the-counter market, for each day in the pricing period with respect to each drawdown request. Assuming we issue all 6,000,000 shares registered for issuance under the common stock purchase agreement utilizing 10 drawdowns, we will pay underwriting compensation to and expenses for Techrich, and other offering expenses, as follows:


                                        Underwriting Compensation and Expenses


                                         Per Share                   Total
                                         ---------               -------------

Discount to Techrich (7%)                  $0.40                 $2,415,000.00
Expenses payable on behalf of Techrich:
     Escrow Fees                            0.00                     15,000.00
Estimated offering expenses:
     Placement agent fees (a)               0.15                    900,000.00
     SEC filing fee                         0.00                     14,700.00
                                           -----                 -------------
            Total                          $0.70                 $3,344,700.00
                                           =====                 =============


            (a) In addition to the placement agent fees, we also issued to the placement agent a warrant to purchase 250,000 shares of our common stock at $5.481 per share as consideration for placement services. The warrant expires on April 26, 2003.




LIMITED GRANT OF REGISTRATION RIGHTS

     We granted registration rights to Techrich to enable it to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation -

- to assist or cooperate with Techrich in the offering or disposition of such shares;

- to indemnify or hold harmless the holders of any such shares (other than Techrich) or any underwriter designated by such holders;

- to obtain a commitment from an underwriter relative to the sale of any such shares; or

-    to include such shares within any underwritten offering we do.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Techrich, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

-    the name of any broker-dealers;

-    the number of common shares involved;

-    the price at which the common shares are to be sold;

- the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

- that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

-    any other facts material to the transaction.

     Our registration rights agreement with Techrich permits us to restrict the resale of the shares Techrich has purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Techrich for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Techrich cash to compensate Techrich for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Techrich during the restriction period that has been purchased under the common stock purchase agreement.

                              SELLING STOCKHOLDERS

     The selling stockholders', employees' and consultants' shares were issued in accordance with private placements. The shares are being registered to remove their restricted status under federal securities law. Although the selling stockholders, employees and consultants have not advised us that they currently intend to sell shares pursuant to this registration, they may choose to sell all or a portion of the shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. The selling stockholders consist of 139 investors, each of whom was represented as an accredited investor at the time of subscription for shares, and none of whom who are or have been affiliates of the company or who hold more than 5% of the outstanding shares.

                                                                                Beneficially
                                                           Beneficially Owned       Owned         Registered Shares
                                   Shares Beneficially        Shares to be         Shares        Beneficially Owned
                                          Owned                Registered       to be Sold       After Registration
               Name                  Number      %          Number        %        Number          Number        %
               ----                --------     ----      ----------     ----   -----------      ----------     ----

Techrich International Limited     6,000,000    9.4%      6,000,000      9.4%         0          6,000,000      9.4%
Kandalepas, Andrew / Self
   Declaration of Trust            1,335,351    2.1%      1,335,351      2.1%         0          1,335,351      2.1%
Crescent International Limited     1,048,951    1.7%      1,048,951      1.7%         0          1,048,951      1.7%
Marinis Loukas Trust                927,500     1.5%       927,500       1.5%         0           927,500       1.5%
Schlapkpohl, Dan                    862,858     1.4%       862,858       1.4%         0           862,858       1.4%
Zeedyk, Paul                        675,558     1.0%       675,558       1.0%         0           675,558       1.0%
Senglaub, Jeffrey                   549,999     0.9%       549,999       0.9%         0           549,999       0.9%
Miller, Ryan                        500,000     0.8%       500,000       0.8%         0           500,000       0.8%
Bulfon S.A.                         480,000     0.8%       480,000       0.8%         0           480,000       0.8%
Invictus Trust DTD
   3-28-1996/Revocable Living
   Trust/Samuel Craig Wilson TTEE
                                    465,493     0.7%       465,493       0.7%         0           465,493       0.7%
Klose, Clifford F. / IRA            400,000     0.6%       400,000       0.6%         0           400,000       0.6%
Loukas, Koula                       400,000     0.6%       400,000       0.6%         0           400,000       0.6%
FOX Investments Limited             358,540     0.6%       358,540       0.6%         0           358,540       0.6%
Lekkos, Jim                         350,000     0.6%       350,000       0.6%         0           350,000       0.6%
Arthur, Kevin / Arthur, Lonnie
   JTWROS                           341,625     0.5%       341,625       0.5%         0           341,625       0.5%
Senglaub, Jeffrey W. TR             309,825     0.5%       309,825       0.5%         0           309,825       0.5%
Jones, Rick                         308,000     0.5%       308,000       0.5%         0           308,000       0.5%
Fegen, Nick                         300,000     0.5%       300,000       0.5%         0           300,000       0.5%
Curry, David                        276,000     0.4%       276,000       0.4%         0           276,000       0.4%
DeVito, Mark                        250,000     0.4%       250,000       0.4%         0           250,000       0.4%
Ladenburg, Thalmann Co. Inc.        250,000     0.4%       250,000       0.4%         0           250,000       0.4%
Dimitropoulos, Angelo               214,600     0.3%       214,600       0.3%         0           214,600       0.3%
Smith, Brian                        207,142     0.3%       207,142       0.3%         0           207,142       0.3%
Loukas, Georgia                     200,000     0.3%       200,000       0.3%         0           200,000       0.3%
Loukas, Pat                         200,000     0.3%       200,000       0.3%         0           200,000       0.3%
Loukas, Tom                         200,000     0.3%       200,000       0.3%         0           200,000       0.3%
Prokos, Andrew                      200,000     0.3%       200,000       0.3%         0           200,000       0.3%
Lemberger, Joe                      170,000     0.3%       170,000       0.3%         0           170,000       0.3%
Executive Pension Design            152,850     0.2%       152,850       0.2%         0           152,850       0.2%
Sigmatron International, Inc.       144,243     0.2%       144,243       0.2%         0           144,243       0.2%
Klose, Clifford F. TTEE/Marjorie
   J. Klose TTEE/Clifford F.
   Klose & Marjorie J. Klose
   Trust DTD10/21/88                142,000     0.2%       142,000       0.2%         0           142,000       0.2%
Bright Star LP                      125,000     0.2%       125,000       0.2%         0           125,000       0.2%
Delis, Steve                        125,000     0.2%       125,000       0.2%         0           125,000       0.2%
Anderson Living Trust DTD
   5/22/98/  Robert W. &
   Elizabeth Anderson, TTEE         123,050     0.2%       123,050       0.2%         0           123,050       0.2%
Kolb, Jeffrey D / Kolb, Diana
   JTWROS                           121,000     0.2%       121,000       0.2%         0           121,000       0.2%
Thomas, George                      120,000     0.2%       120,000       0.2%         0           120,000       0.2%
Patriotes Fund                      113,000     0.2%       113,000       0.2%         0           113,000       0.2%
Mpitsos, George  Karen Mpitsos
   JTWROS                           105,263     0.2%       105,263       0.2%         0           105,263       0.2%
ASIC/ADI Designs, Inc.              100,000     0.2%       100,000       0.2%         0           100,000       0.2%
Johnson, Vincent L./Johnson,
   Megan K. JTWROS                  100,000     0.2%       100,000       0.2%         0           100,000       0.2%
Nord, Clint                         100,000     0.2%       100,000       0.2%         0           100,000       0.2%
Johnson, Dwayne A.                   75,000     0.1%       75,000        0.1%         0            75,000       0.1%
Sillery, Kevin L.                    71,428     0.1%       71,428        0.1%         0            71,428       0.1%
Thomas, Terry                        63,035     0.1%       63,035        0.1%         0            63,035       0.1%

Cohen, Shirley W. Living Trust
   Dated 7/11/77                     62,500     0.1%       62,500        0.1%         0            62,500       0.1%
Jefferson Current Electric Inc. /
   Pension Plan                      60,000     0.1%       60,000        0.1%         0            60,000       0.1%
Notaro, Stephen                      60,000     0.1%       60,000        0.1%         0            60,000       0.1%
Candice, Robert P. / Candice,
   Denise JTWROS                     57,619     0.1%       57,619        0.1%         0            57,619       0.1%
Cleveland, Todd M.                   57,143     0.1%       57,143        0.1%         0            57,143       0.1%
K & L Trust                          54,536     0.1%       54,536        0.1%         0            54,536       0.1%
Gornet, Matthew / Ratts, Valerie
   JTWROS                            53,191     0.1%       53,191        0.1%         0            53,191       0.1%
Lux, Paul S./ Lux, Leslie JTWROS
                                     53,191     0.1%       53,191        0.1%         0            53,191       0.1%
Martin, Dr. Jeffrey / Martin Ann
   JTWROS                            53,191     0.1%       53,191        0.1%         0            53,191       0.1%
Dietrich, Gary                       50,128     0.1%       50,128        0.1%         0            50,128       0.1%
Mpitsos, Flora                       50,000     0.1%       50,000        0.1%         0            50,000       0.1%
Nord, Curt                           50,000     0.1%       50,000        0.1%         0            50,000       0.1%
Nothum, J. Glenn                     50,000     0.1%       50,000        0.1%         0            50,000       0.1%
Senglaub, James                      50,000     0.1%       50,000        0.1%         0            50,000       0.1%
Ellis, Ronald M. / Ellis, Pamela
   L. JTWROS                         48,037     0.1%       48,037        0.1%         0            48,037       0.1%
Schubert, Brian                      48,000     0.1%       48,000        0.1%         0            48,000       0.1%
Conti, Dr. Mary W. / Salvatore
   Conti MD JTWROS                   47,750     0.1%       47,750        0.1%         0            47,750       0.1%
Senglaub, Michael L. / Senglaub,
   Doris A. JTWROS                   45,000     0.1%       45,000        0.1%         0            45,000       0.1%
Shack, Donald                        42,983     0.1%       42,983        0.1%         0            42,983       0.1%
Augustine Fund, LP                   41,413     0.1%       41,413        0.1%         0            41,413       0.1%
Mahoney, Richard IRA                 41,062     0.1%       41,062        0.1%         0            41,062       0.1%
Furher, Phyllis Living Trust         38,461     0.1%       38,461        0.1%         0            38,461       0.1%
Keltner, Richard / Keltner,
   Patricia JTWROS                   34,285     0.1%       34,285        0.1%         0            34,285       0.1%
Mahoney, Sharon IRA                  32,689     0.0%       32,689        0.0%         0            32,689       0.0%
Dralle, Gregory / Dralle, Karen
   JTWROS                            31,000     0.0%       31,000        0.0%         0            31,000       0.0%
Jefferson Current Electric Inc. /
   Profit Sharing Plan               30,000     0.0%       30,000        0.0%         0            30,000       0.0%
Anderson, Robert IRA                 28,999     0.0%       28,999        0.0%         0            28,999       0.0%
Sanfilippo, Joseph B.                28,960     0.0%       28,960        0.0%         0            28,960       0.0%
Hoff, Lynn                           26,042     0.0%       26,042        0.0%         0            26,042       0.0%
Fitts, John P.                       25,000     0.0%       25,000        0.0%         0            25,000       0.0%
Gundaker, Gordon                     25,000     0.0%       25,000        0.0%         0            25,000       0.0%
Johnson, Curtis L. / Johnson,
   Jacqueline JTWROS                 25,000     0.0%       25,000        0.0%         0            25,000       0.0%
Singer, Craig B                      25,000     0.0%       25,000        0.0%         0            25,000       0.0%
Watson, John / Gloria Ortiz JTWROS
                                     25,000     0.0%       25,000        0.0%         0            25,000       0.0%
Jenkins, John T. / Jenkins,
   Jacquelyn  JTWROS                 24,776     0.0%       24,776        0.0%         0            24,776       0.0%
McGuire, Daniel R.                   23,676     0.0%       23,676        0.0%         0            23,676       0.0%
Amos, Michael G. / Amos, Tracy O.
   JTWROS                            23,450     0.0%       23,450        0.0%         0            23,450       0.0%
Robertson, Virginia Sue Trust Ltd
   9-28-88                           23,057     0.0%       23,057        0.0%         0            23,057       0.0%
Draper, Jack / c/o Dynamite
   Drywall Inc.                      21,428     0.0%       21,428        0.0%         0            21,428       0.0%

Dimitropoulos, Penny                 21,000     0.0%       21,000        0.0%         0            21,000       0.0%
Dralle, David / Dralle, Gregory
   JTWROS                            21,000     0.0%       21,000        0.0%         0            21,000       0.0%
Candice, Raymond G. / Candice,
   Deborah A. JTWROS                 20,476     0.0%       20,476        0.0%         0            20,476       0.0%

Reid, Daniel P.                      20,000     0.0%       20,000        0.0%         0            20,000       0.0%
Dimitropoulos, Chris                 19,715     0.0%       19,715        0.0%         0            19,715       0.0%
Krueger, Lee & Kreuger, Elma TR
                                     19,500     0.0%       19,500        0.0%         0            19,500       0.0%
Kolb, Janet M., Irrevocable Trust
                                     18,000     0.0%       18,000        0.0%         0            18,000       0.0%
Zouras, John / Zouras, Pat JTWROS
                                     16,500     0.0%       16,500        0.0%         0            16,500       0.0%
Frederick, Karl / IRA                16,384     0.0%       16,384        0.0%         0            16,384       0.0%
Gabriele, John                       15,000     0.0%       15,000        0.0%         0            15,000       0.0%
Mahoney, Richard L.                  13,594     0.0%       13,594        0.0%         0            13,594       0.0%
Geniale, Hank                        13,020     0.0%       13,020        0.0%         0            13,020       0.0%
Lilenthal, John F.                   12,820     0.0%       12,820        0.0%         0            12,820       0.0%
IS Investments Inc.                  12,407     0.0%       12,407        0.0%         0            12,407       0.0%
Podolsky, Mitchell                   10,909     0.0%       10,909        0.0%         0            10,909       0.0%
Winkler, Paul                        10,294     0.0%       10,294        0.0%         0            10,294       0.0%
Dwyer, Daniel A.                     10,274     0.0%       10,274        0.0%         0            10,274       0.0%
Five West Foods, Inc.                10,196     0.0%       10,196        0.0%         0            10,196       0.0%
Panos, Tom                           10,000     0.0%       10,000        0.0%         0            10,000       0.0%
Tzortzis, John                       10,000     0.0%       10,000        0.0%         0            10,000       0.0%
Frederick, Karl / Helen Frederick
   JTWROS                             9,297     0.0%        9,297        0.0%         0             9,297       0.0%
Tipton, Thomas L.                     7,812     0.0%        7,812        0.0%         0             7,812       0.0%
Frederick, Michael / IRA              6,915     0.0%        6,915        0.0%         0             6,915       0.0%
Kostecki, Ted                         6,900     0.0%        6,900        0.0%         0             6,900       0.0%
Davis, Michael A. / Maddock,
   Deborah K. JTWROS                  6,544     0.0%        6,544        0.0%         0             6,544       0.0%
Dwyer, Patrick A. (TOD:Carolyn
   Dwyer)                             6,274     0.0%        6,274        0.0%         0             6,274       0.0%
Johnson, Vincent L. / Johnson,
   Dwayne JTWROS                      6,250     0.0%        6,250        0.0%         0             6,250       0.0%

Podolsky, Marshall / Podolsky,
   Sharon JTWROS                      6,000     0.0%        6,000        0.0%         0             6,000       0.0%
Solomon, Brent                        5,780     0.0%        5,780        0.0%         0             5,780       0.0%
Fitzgerald, John Michael              5,229     0.0%        5,229        0.0%         0             5,229       0.0%
Demos, Demetrios                      5,000     0.0%        5,000        0.0%         0             5,000       0.0%
Lesmeister, Jerome M. /
   Lesmeister, Judith G. JTWROS
                                      5,000     0.0%        5,000        0.0%         0             5,000       0.0%
Vasilopoulos, Gust                    5,000     0.0%        5,000        0.0%         0             5,000       0.0%
Wimsatt, Charles / Mary Wimsatt
   JTWROS                             4,762     0.0%        4,762        0.0%         0             4,762       0.0%
Goldenhirsch, Steve                   4,375     0.0%        4,375        0.0%         0             4,375       0.0%
Grossman, Ree / Pritikin, Renee
   Z. JTWROS                          3,676     0.0%        3,676        0.0%         0             3,676       0.0%
Frederick, Michael / Stephany
   Frederick JTWROS                   3,529     0.0%        3,529        0.0%         0             3,529       0.0%
Fitzgerald, John Thomas               3,268     0.0%        3,268        0.0%         0             3,268       0.0%
Francis, Richard L.                   3,268     0.0%        3,268        0.0%         0             3,268       0.0%

Groeper, Steve                       3,268      0.0%        3,268        0.0%         0            3,268        0.0%
Gabriele, Carmelo A.                 3,145      0.0%        3,145        0.0%         0            3,145        0.0%
Kontos, Dena                         3,000      0.0%        3,000        0.0%         0            3,000        0.0%
Kodner, David O.                     2,890      0.0%        2,890        0.0%         0            2,890        0.0%
Glazik, Anthony                      2,500      0.0%        2,500        0.0%         0            2,500        0.0%
CADserve Company                     2,365      0.0%        2,365        0.0%         0            2,365        0.0%
Dralle, David                        2,300      0.0%        2,300        0.0%         0            2,300        0.0%
Mineo, John Sr. / John Mineo Jr.
   / Anna Mineo  JTWROS              2,137      0.0%        2,137        0.0%         0            2,137        0.0%
Domagalla, Randy                     2,000      0.0%        2,000        0.0%         0            2,000        0.0%
Cannata, Thomas Michael /
   Cannata, Beth B.  JTWROS          1,961      0.0%        1,961        0.0%         0            1,961        0.0%
Dwyer Patrick a (TOD Mark A.
   Dwyer)                            1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Dwyer Patrick A. (TOD Kathleen A
   Dwyer)                            1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Dwyer Patrick A. (TOD David A.
   Dwyer)                            1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Dwyer Patrick A. (TOD Patrick A.
   Dwyer Jr)                         1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Economou, Dena                       1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Mandarino, Despina                   1,000      0.0%        1,000        0.0%         0            1,000        0.0%
Frederick, Stephany / IRA              848      0.0%          848        0.0%         0              848        0.0%



     Techrich International Limited is engaged in the business of investing in publicly traded equity securities for its own account. Techrich's principal offices are located at Aeulestrasse 74, FL-9490 Vaduz, Liechtenstein. Investment decisions for Techrich are made by its board of directors. Techrich does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Techrich and us other than the common stock purchase agreement.

     Ladenburg Thalmann acted as placement agent in connection with the common stock purchase agreement. Ladenburg Thalmann introduced us to Techrich and assisted us with structuring the equity line of credit with Techrich. Ladenburg Thalmann's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities.

     This prospectus covers 250,000 shares of common stock issuable upon exercise of warrants we have issued to Ladenburg Thalmann as a placement fee for introducing us to Techrich. Those warrants are exercisable at $5.481 per share and expire April 26, 2003. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrants, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Our agreement with Ladenburg Thalmann provides Ladenburg Thalmann with a right of first refusal for one year after completion of the offering under the common stock purchase agreement, as underwriter or placement agent, all of our financing arrangements at terms no less favorable than we could obtain in the market.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

     Except for our officers and directors identified herein, the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. We may amend or supplement this prospectus from time to time to update the disclosure.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares being registered have been passed upon for the company by Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois 60603.

                                     EXPERTS

     The financial statements included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in note 2 to the consolidated financial statements.

     The audited consolidated financial statement as of and for the year ended December 31, 1999, which is included in this prospectus and appears in the registration statement has been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon which appears elsewhere in the prospectus and in the registration statement, and is included in reliance upon the authority of such firm as experts in accounting and auditing.

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Unaudited Condensed Consolidated Financial Statements:

     CONDENSED CONSOLIDATED BALANCE SHEETS--MARCH 31, 2000 AND

         DECEMBER 31, 1999 ........................................        F-2

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE

         THREE MONTHS ENDED MARCH 31, 2000 AND 1999 ...............        F-3

     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 YEAR ENDED

         DECEMBER 31, 1999 ........................................        F-4

     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

         THREE MONTHS ENDED MARCH 31, 2000 AND 1999 ...............        F-5

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........        F-6



Audited Consolidated Financial Statements:

     Report of Independent Certified Public Accountants ...........        F-9

     Report of Independent Public Accountants .....................        F-10

     CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1999 AND 1998 ......        F-11

     CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE

         YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 .............        F-12

     CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 .....        F-13

     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE

         YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 .............        F-14

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...................        F-15

                            DAUPHIN TECHNOLOGY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2000 AND DECEMBER 31, 1999
                                   (Unaudited)




                                                                                 March 31, 2000       December 31, 1999
                                                                                 --------------       -----------------
CURRENT ASSETS:
   Cash                                                                         $   4,227,963            $      31,087
   Accounts receivable-
    Trade, net of allowance for bad debt of $428,599 at March 31,
       2000 and December 31, 1999                                                     112,034                  124,844
    Employee receivables                                                                  118                      118
   Inventory, net of reserve for obsolescence of $1,945,296 at March
       31, 2000 and December 31, 1999                                               1,521,886                1,521,886
   Prepaid expenses                                                                   119,094                   38,779
                                                                                 ------------             ------------
                  Total current assets                                              5,981,095                1,716,714

INVESTMENT IN RELATED PARTY                                                           290,000                  290,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $812,461 at March 31, 2000 and $712,192 at December 31, 1999
                                                                                    1,267,366                1,365,440
                                                                                -------------            -------------
                  Total assets                                                  $   7,538,461             $  3,372,154
                                                                                =============            =============

CURRENT LIABILITIES:
   Accounts payable                                                                   243,739            $   1,894,663
   Accrued expenses                                                                    15,513                   26,719
   Current portion of long-term debt                                                  127,249                  127,249
   Short-term borrowings                                                              100,000                  286,000
   Unearned revenue                                                                         -                  300,000
                                                                                -------------            -------------
                  Total current liabilities                                           486,501                2,634,631

LONG-TERM DEBT                                                                        159,444                  185,179
COMMITMENTS AND CONTINGENCIES                                                               -                        -
                                                                                -------------            -------------
                  Total liabilities                                                   645,945                2,819,810

SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, 10,000,000 shares authorized but
     unissued                                                                               -                        -
   Common stock, $0.001 par value, 100,000,000 shares authorized;
     57,604,853 and 51,671,582 shares issued and outstanding at March
     31, 2000 and at December 31, 1999 respectively                                    57,605                   51,671
   Warrants                                                                         1,751,041                1,238,089
   Paid-in capital                                                                 46,642,583               38,089,320
   Accumulated deficit                                                            (41,558,713)             (38,826,736)
                                                                                -------------            -------------
                  Total shareholders' equity                                        6,892,516                  552,344
                                                                                -------------            -------------
                   Total liabilities and shareholders' equity                   $   7,538,461             $  3,372,154
                                                                                =============            =============

Footnotes attached are an integral part of these financial statements.

                            DAUPHIN TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                   (Unaudited)


                                                    2000             1999
                                                -----------      -----------

NET SALES                                       $     4,736      $ 1,246,061

COST OF SALES                                      (234,150)       1,420,237
                                                ------------     ------------

     Gross loss                                     238,886         (174,176)

SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSE                       1,093,184          926,863

RESEARCH AND DEVELOPMENT
     EXPENSE                                         84,714          291,249
                                                -----------      -----------
       Loss before interest and income taxes       (939,012)      (1,392,288)

INTEREST EXPENSE                                  1,792,965          660,557

INTEREST INCOME                                           -            4,292
                                                -----------      -----------

     Loss before income taxes                    (2,731,977)      (2,048,553)

INCOME TAXES                                              -                -
                                                -----------      -----------

     Net loss                                   $(2,731,977)     $(2,048,553)
                                                ===========      ===========

BASIC AND DILUTED (LOSS) PER SHARE              $     (0.05)     $     (0.05)
                                                ===========      ===========



Weighted Average number of
     Common Shares outstanding                   56,276,124       41,043,203

Footnotes attached are an integral part of these financial statements.

                            DAUPHIN TECHNOLOGY, INC.
       CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                          YEAR ENDED DECEMBER 31, 1999
                     AND THREE MONTHS ENDED MARCH 31, 2000
                                  (Unaudited)

                                                     Common Stock        Paid-in
                                                 Shares      Amount      Capital      Warrants
                                                 ------      ------      -------      --------
BALANCE, December 31, 1998                     40,000,000  $  40,000  $ 32,343,785  $    55,181
Issuance of common stock in connection with:
    Conversions of debt                         4,985,358      4,985     3,842,235      287,700
    Private placement                           6,003,529      6,004     1,481,167      895,208
    Settlement of trade payables                  656,322        656       395,243            -
Stock bonuses paid                                 26,373         26        26,890            -
Net loss                                                -          -             -            -
                                               ----------  ---------  ------------  -----------
BALANCE, December 31, 1999                     51,671,582  $  51,671  $ 38,089,320  $ 1,238,089
Issuance of common stock in connection with:
    Private placement                           4,560,169      4,560     7,843,806      419,556
    Warrant exercise                              393,102        393        97,937      (97,937)
    Consulting fees                               500,000        500       312,000      191,333
    Settlement of trade payables                  480,000        480       299,520            -
Net loss                                                -          -             -            -
                                               ----------  ---------  ------------  -----------
BALANCE, March 31, 2000                        57,604,853  $  57,605  $ 46,642,583  $ 1,751,041
                                               ==========  =========  ============  ===========

                                                   Treasury Stock        Accumulated
                                                 Shares       Amount       Deficit            Total
                                                 ------       ------     ------------     -----------
BALANCE, December 31, 1998                       (138,182)  $  (33,306)   $(29,520,432)   $ 2,885,228
Issuance of common stock in connection with:
    Conversions of debt                           101,673       24,402               -      4,159,322
    Private placement                              14,963         3591               -      2,385,970
    Settlement of trade payables                    1,546          371               -        396,270
Stock bonuses paid                                 20,000        4,942               -         31,858
Net loss                                                -            -      (9,306,304)    (9,306,304)
                                               ----------   ----------    ------------    -----------
BALANCE, December 31, 1999                              -   $        -    $(38,826,736)   $   552,344
Issuance of common stock in connection with:
    Private placement                                   -            -               -      8,267,922
    Warrant exercise                                     -           -               -            393
    Consulting fees                                     -            -               -        503,833
    Settlement of trade payables                        -            -               -        300,000
Net loss                                                -            -      (2,731,977)    (2,731,977)
                                               ----------   ----------    ------------    -----------
BALANCE, March 31, 2000                                 -   $        -    $(41,558,713)   $ 6,892,515
                                               ==========   ==========    ============    ===========



Footnotes attached are an integral part of these financial statements.

                            DAUPHIN TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                   (Unaudited)

                                                               2000           1999
                                                            -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES -
         Net (loss)                                         $(2,731,977)  $(2,048,553)
         Non-cash items included in net (loss):
          Depreciation and amortization                         100,269       256,961
          Warrants issued in lieu of consulting fees            462,833        18,473
          Stock bonuses                                               -        12,500
          Interest expense on convertible debt                        -       591,843
          Interest expense on capital raised                  1,762,939             -
          Settlement of trade payables                        (418,960)             -
         Decrease in accounts receivable - trade                 12,810       117,945
         Decrease in accounts receivable from employees               -           491
         (Increase) in inventory                                      -      (538,234)
         (Increase)/decrease in prepaid expenses                (80,315)        4,211
         Increase/(decrease) in accounts payable             (1,650,924)      569,872
         (Decrease) in accrued expenses                         (11,206)      (19,298)
         (Decrease)/increase in unearned revenue               (300,000)      300,000
                                                            -----------   -----------

         Net cash (used for) operating activities            (3,040,531)     (733,780)

CASH FLOWS FROM INVESTING ACTIVITIES -
         Investment in related party                                  -        10,000
         Purchase of property and equipment                      (2,195)      (11,419)
                                                            -----------   -----------

         Net cash (used for) investing activities                (2,195)       (1,419)

CASH FLOWS FROM FINANCING ACTIVITIES -
         Proceeds from issuance of shares                     6,906,650       344,513
         Proceeds from issuance of warrants                     512,952        58,979
         Long-term leases and other obligations                       -       (29,379)
         Increase/(decrease) in short term borrowing           (180,000)      450,250
                                                            -----------   -----------

         Net cash provided by financing activities            7,239,602       824,363
                                                            -----------   -----------

         Net increase (decrease) in cash                      4,196,876        89,164

CASH BEGINNING OF PERIOD                                         31,087        55,701
                                                            -----------   -----------

CASH END OF PERIOD                                          $ 4,227,963   $   144,865
                                                            ===========   ===========

Cash Paid During The Period For -
         Interest                                           $    30,026   $    45,150
         Income Taxes                                                 -             -
                                                            ===========   ===========

NON-CASH ACTIVITY:
         Stock issued in conversion of debt                 $   300,000   $ 1,468,934
                                                            ===========   ===========


Footnotes attached are an integral part of these financial statements.

                            DAUPHIN TECHNOLOGY, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1.   BASIS OF PRESENTATION
     ---------------------

The condensed consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiary, R.M. Schultz & Associates, Inc. ("RMS"). All significant intercompany transactions and balances have been eliminated in consolidation. These statements are unaudited, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's consolidated financial position and the consolidated results of its operations and cash flows at March 31, 2000 and 1999 and for the periods then ended. Certain information and footnote disclosures made in the Company's annual audited consolidated financial statements have been condensed or omitted from these interim statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this prospectus. Operating results for the three months ended March 31, 2000 are not indicative of the results to be expected during the remainder of 2000.

2.   EARNINGS PER SHARE
     ------------------

Basic earnings per common share are calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 56,276,124 for the three-month period March 31, 2000 and 41,043,203 for the three-month period March 31, 1999. Diluted earnings per common share are adjusted for the assumed exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect. Approximately 10 million additional shares would be outstanding if all options and warrants were exercised as of March 31, 2000.

3.   RISKS AND UNCERTAINTIES
     -----------------------

The Company has incurred a net operating loss in each year since its founding and as of March 31, 2000 has an accumulated deficit of $41,558,713. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

4.   LIABILITIES
     -----------

During the first quarter of 2000, the Company used the proceeds from the private placement to pay down and settle approximately $1.4 million of trade and other payables outstanding as of December 31, 1999 with $1 million of cash. The difference between carrying value of payables at the end of the year and cash settlement has been recorded as an adjustment to cost of goods sold and selling, general and administrative expenses on the income statement above.

On March 15, 2000 the Company established an irrevocable letter of credit in the amount of $56,200 for the benefit of a vendor. The letter of credit is collateralized by cash, which has been segregated into a separate account.

5.   BUSINESS SEGMENTS:
     ------------------

                                       March 31, 2000           March 31, 1999
                                       --------------           --------------
REVENUE
-------
        Dauphin                          $     4,736              $    89,481
        RMS                                        -                1,243,652
        Inter-company elimination                  -                  (87,072)
                                         -----------              -----------
                        Total                  4,736                1,246,061
OPERATING (LOSS)
----------------
        Dauphin                           (1,120,265)                (990,865)
        RMS                                  181,253                 (393,222)
        Inter-company elimination                  -                  (10,451)
                                         -----------              -----------
                        Total               (939,012)              (1,394,538)

                                        March 31, 2000        December 31, 1999
                                        --------------        -----------------
ASSETS
------
        Dauphin                           11,930,548                6,443,079
        RMS                                2,231,833                2,156,937
        Inter-company elimination         (6,623,920)              (5,227,862)
                                         -----------              -----------
                         Total             7,538,461                3,372,154


6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

The Company is an operating entity and in the course of business, from time to time, is involved in litigation. In management's opinion, any and all known lawsuits, if settled unfavorably, would not be material to the overall financial position of the Company, and are fully reflected in the financial statements above.

7.  EQUITY TRANSACTIONS
    -------------------

2000 Events
-----------

During the first quarter of 2000, the Company conducted a private placement of 4,560,169 common shares and approximately 1.2 million warrants to a group of accredited investors in exchange for approximately $7.8 million. The proceeds were used for settling the majority of trade payables, for day-to-day operations and to start the development of the set-top box.

In January, the Company issued 480,000 shares to a customer in exchange for $300,000 of customer deposits.

In January 2000, the Company issued warrants to an investment banker to purchase 350,000 shares at an exercise price of $1.00.

In January, the Company issued 500,000 shares to a consulting firm for services rendered in relation to a European contract.

Subsequent Events
-----------------

In April, the Company concluded its private placement and agreed to issue 3,630,000 options to an investment banker in lieu of consulting fees.

On April 12, 2000, the Company entered into a common stock purchase agreement, escrow agreement and registration rights agreement with an institutional investor. These agreements provide a $100,000,000 equity line of credit conditioned on registration of the underlying shares and warrants. The Company may make up to eighteen draws of up to $10,000,000 per draw, with a $100,000,000 aggregate draw limit. Upon each draw, we must issue shares to the investor based upon the amount of the draw and a price determined by reference to the 22-day average trading price and 45-day average volume of our shares. Upon each draw, the Company also must issue to the investor warrants to purchase additional common shares in an amount equal to 7% of the shares issued. Each warrant shall have a three-year term and an exercise price equal to 120% of the daily volume weighted average of our shares on the trading day preceding the draw.

Report of Independent Certified Public Accountants


To the Board of Directors and Shareholders of Dauphin Technology, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) and Subsidiary, as of December 31, 1999, and the related consolidated statements of operations, consolidated shareholders' equity and consolidated cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Technology, Inc. and its Subsidiary as of December 31, 1999 and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.




                                                     GRANT THORNTON LLP


Chicago, Illinois
March 26, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Dauphin Technology, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) and Subsidiary, as of December 31, 1998, and the related consolidated statements of operations, consolidated shareholders' equity and consolidated cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dauphin Technology, Inc. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has insufficient cash on hand to sustain future operations that raises substantial doubt about the entity's ability to continue as a going concern. The Company has received certain funding subject to the terms and conditions outlined in the first five sentences of paragraph five of Note 17. Management's plans in regards to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                    ARTHUR ANDERSEN LLP


Chicago, Illinois
March 31, 1999 (except with respect to the matters discussed in the first five sentences of paragraph five of Note 17, as to which the date is April 15, 1999)

                    DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1999 AND 1998

                                                                                  1999              1998
                                                                                  ----              ----
CURRENT ASSETS:
   Cash                                                                     $     31,087      $     55,701
   Accounts receivable-
    Trade, net of allowance for bad debt of $428,599  and
       $11,238 at December 31, 1999 and 1998                                     124,844           689,713
    Employee receivables                                                             118            45,987
   Inventory, net of reserve for obsolescence of $1,945,296 and
    $152,000 at December 31, 1999 and 1998                                     1,521,886         2,953,686
   Prepaid expenses                                                               38,779            46,596
                                                                            ------------      ------------
          Total current assets                                                 1,716,714         3,791,683

INVESTMENT                                                                       290,000           300,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
    $712,192 and $378,051 at December 31, 1999 and 1998
                                                                               1,365,440         1,673,901
DEFERRED FINANCING COST, net of accumulated amortization
    of $29,128 at December 31, 1998                                                    -           186,576
GOODWILL, net of accumulated amortization of $107,971 at
    December 31, 1998                                                                  -           767,475
                                                                            ------------      ------------
          Total assets                                                      $  3,372,154         6,719,635
                                                                            ============      ============

CURRENT LIABILITIES
   Accounts payable                                                         $  1,894,663      $  2,103,572
   Accrued expenses                                                               26,719           215,305
   Current portion of long-term debt                                             127,249           113,436
   Customer deposits                                                             300,000                 -
   Short-term borrowings, net of discount of $3,845 at December
    31, 1998                                                                     286,000           246,155
   Convertible debentures, net of discount of $47,012                                  -           852,988
                                                                            ------------      ------------
          Total current liabilities                                            2,634,631         3,531,456

LONG-TERM DEBT                                                                   185,179           302,951
COMMITMENTS AND CONTINGENCIES
                                                                            ------------      ------------
          Total liabilities                                                    2,819,810         3,834,407

SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, 10,000,000 shares
     authorized but unissued                                                           -                 -
   Common stock, $0.001 par value, 100,000,000 shares
     authorized; 51,671,582 shares issued and outstanding at
     December 31, 1999 and 40,000,000 shares issued and
     39,861,818 outstanding at December 31, 1998                                  51,671            40,000
   Treasury stock, at cost, 138,182 shares at December 31, 1998                        -           (33,306)
   Warrants to purchase 4,211,958 and 200,000 shares at December
     31, 1999 and 1998                                                         1,238,089            55,181
   Paid-in capital                                                            38,089,320        32,343,785
   Accumulated deficit                                                       (38,826,736)      (29,520,432)
                                                                            ------------      ------------
          Total shareholders' equity                                             552,344         2,885,228
                                                                            ------------      ------------
          Total liabilities and shareholders' equity                        $  3,372,154      $  6,719,635
                                                                            ============      ============


The accompanying notes are an integral part of these balance sheets.

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                       1999             1998           1997
                                                       ----             ----           ----
REVENUES                                          $   2,279,058    $  5,367,514    $ 2,730,035
COST OF SALES                                         4,833,601       5,757,889      4,345,315
                                                  -------------    ------------    -----------
        Gross  loss                                  (2,554,543)       (390,375)    (1,615,280)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
                                                      4,173,095       3,273,132      1,484,979
RESEARCH AND DEVELOPMENT EXPENSE                        510,287       1,576,477        827,843
                                                  -------------    ------------    -----------
        Loss from operations                         (7,237,925)     (5,239,984)    (3,928,102)
INTEREST EXPENSE                                      2,099,179         968,414         75,988
INTEREST INCOME                                          30,800          76,841         16,073
                                                  -------------    ------------    -----------
        Loss before income taxes                     (9,306,304)     (6,131,557)    (3,988,017)
INCOME TAXES                                                  -               -              -
                                                  -------------   -------------    -----------
        Net loss                                  $  (9,306,304)   $ (6,131,557)   $(3,988,017)
                                                  =============    ============    ===========

BASIC and DILUTED LOSS PER SHARE:
   Loss per share                                 $       (0.20)   $      (0.16)   $     (0.13)
                                                  =============    ============    ===========
   Weighted average number of shares of common
      stock outstanding                              46,200,408      37,287,432     30,734,045


        The accompanying notes are an integral part of these statements.

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                  Common Stock                  Paid-in
                                                    Shares       Amount         Capital        Warrants
                                                     ------      ------         -------        --------
BALANCE, December 31, 1996                         31,706,397   $  31,706    $ 23,649,659     $        -
Issuance of common stock in connection with:
    Private placement                               4,872,520       4,873       4,582,294              -
    Commissions to broker/dealer                      131,756         132            (132)             -
    Purchase of a subsidiary                          220,000         220         232,980              -
    Escrow shares                                     105,000         105               -              -
Purchase of treasury stock                                  -           -               -              -
Issuance of treasury stock                                  -           -         812,085              -
Stock bonuses paid                                          -           -           6,250              -
Net loss                                                    -           -               -              -
                                                  -----------   ---------    ------------     ----------
BALANCE, December 31, 1997                         37,035,673   $  37,036    $ 29,283,136     $        -
Issuance of common stock in connection with:
    Conversions of debt                             2,705,391       2,705       2,743,811              -
    Commissions to placement agent                    172,700         173         178,745              -
    Purchase of fixed assets                           60,000          60          67,440              -
Issuance of warrants in connection with
    debt issuance                                           -           -               -         55,181
Stock bonuses paid                                     26,236          26          70,653              -
Net loss                                                    -           -               -              -
                                                  -----------   ---------    ------------     ----------
BALANCE, December 31, 1998                         40,000,000   $  40,000    $ 32,343,785     $   55,181
Issuance of common stock in connection with:
    Conversions of debt                             4,985,358       4,985       3,842,235        287,700
    Private placement                               6,003,529       6,004       1,481,167        895,208
    Settlement of Trade Payables                      656,322         656         395,243              -
Stock bonuses paid                                     26,373          26          26,890              -
Net loss                                                    -           -               -              -
                                                  -----------   ---------    ------------     ----------
BALANCE, December 31, 1999                         51,671,582   $  51,671    $ 38,089,320     $1,238,089
                                                    =========   =========    ============     ==========

                                                               Treasury Stock      Accumulated
                                                     Shares        Amount            Deficit         Total
                                                    ------         ------            -------         -----
BALANCE, December 31, 1996                        (2,159,286)   $ (1,187,607)     $(19,400,858)  $   3,092,900
Issuance of common stock in connection with:
    Private placement                                      -               -                 -       4,587,167
    Commissions to broker/dealer                           -               -                 -               -
    Purchase of a subsidiary                               -               -                 -         233,200
    Escrow shares                                          -               -                 -             105
Purchase of treasury stock                          (891,626)       (341,369)                -        (341,369)
Issuance of treasury stock                         2,307,835       1,266,399                 -       2,078,484
Stock bonuses paid                                    12,500           6,875                 -          13,125
Net loss                                                   -               -        (3,988,017)     (3,988,017)
                                                  ----------    ------------      ------------   -------------
BALANCE, December 31, 1997                          (730,577)   $   (255,702)     $(23,388,875)  $   5,675,595
Issuance of common stock in connection with:
    Conversions of debt                              542,272         205,903                 -       2,952,419
    Commissions to placement agent                         -               -                 -         178,918
    Purchase of fixed assets                               -               -                 -          67,500
Issuance of warrants in connection with
    debt issuance                                          -               -                 -          55,181
Stock bonuses paid                                    50,123          16,493                 -          87,172
Net loss                                                   -               -        (6,131,557)     (6,131,557)
                                                  ----------    ------------      ------------   -------------
BALANCE, December 31, 1998                          (138,182)   $    (33,306)     $(29,520,432)  $   2,885,228
Issuance of common stock in connection with:
    Conversions of debt                              101,673          24,402                 -       4,159,322
    Private placement                                 14,963            3591                 -       2,385,970
    Settlement of Trade Payables                       1,546             371                 -         396,270
Stock bonuses paid                                    20,000           4,942                 -          31,858
Net loss                                                   -               -        (9,306,304)     (9,306,304)
                                                  ----------    ------------      ------------   -------------
BALANCE, December 31, 1999                                 -    $          -      $(38,826,736)  $     552,344
                                                  ==========    ============      ============   =============




        The accompanying notes are an integral part of these statements.

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                            1999            1998            1997
                                                            ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                           $  (9,306,304)   $ (6,131,557)    $(3,988,017)
    Non-cash items included in net loss
       Depreciation and amortization                       1,101,616         318,405          93,671
       Inventory reserve                                   1,793,296               -               -
       Bad debt reserve                                      417,361               -               -
       Interest expense on convertible debt                2,062,451         814,882               -
       Stock bonus                                            31,858          87,172          13,125
    Changes in-
       Accounts receivable
           - trade                                           147,508        (226,892)        129,519
           - employee                                         45,869         (25,792)        (20,195)
       Inventory                                            (361,495)     (1,422,222)      1,893,655
       Prepaid expenses                                        7,817          (7,395)        (14,396)
       Accounts payable                                     (208,909)      1,312,788        (532,866)
       Accrued expenses                                     (188,586)        (70,532)        (21,410)
                                                       -------------    ------------     -----------
           Net cash used in operating activities          (4,457,518)     (5,351,143)     (2,446,914)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                       (25,680)     (1,068,578)       (201,965)
    Investment                                                10,000        (300,000)              -
                                                       -------------    ------------     -----------

           Net cash used in investing activities             (15,680)     (1,368,578)       (201,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash received in acquisition                                   -               -          31,162
    Short-term borrowings (payments)                         286,000         162,606        (706,390)
    Purchase of treasury stock                                     -               -        (341,369)
    Issuance of convertible debentures and warrants
       net of financing costs                              1,776,614       2,991,936               -
    Proceeds from issuance of common stock                 2,385,970                       6,665,756
                                                       -------------    ------------     -----------
                                                                                   -
           Net cash provided by financing activities       4,448,584       3,154,542       5,649,159
                                                       -------------    ------------     -----------
                  Net increase (decrease) in cash            (24,614)     (3,565,179)      3,000,280

CASH, beginning of year                                       55,701       3,620,880         620,600
                                                       -------------    ------------     -----------
CASH, end of year                                      $      31,087    $     55,701     $ 3,620,880
                                                       =============    ============     ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid                                      $      36,728    $    153,532     $    75,988
                                                       -------------    ------------     -----------

NONCASH TRANSACTIONS:
   Common stock issued in connection with
      Purchase of fixed assets                         $           -    $     67,500     $         -
      Settlement of trade payables                           396,270               -               -
      Conversion of debentures                             4,159,322       2,952,419               -
      Commissions to placement agent                               -         178,918               -
   Acquisition of R.M. Schultz & Associates -
      Assumption of liabilities                                    -               -       2,197,058
      Issuance of stock                                            -               -         233,200
      Capital equipment leased                                                               347,189
                                                       -------------    ------------     -----------


         The accompanying notes are an integral part of these statements

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:


Description of Business

Dauphin Technology, Inc. ("Dauphin") and its Subsidiary designs, manufactures and markets mobile hand-held, pen-based computers as well as other electronic devices for home and business use. Dauphin markets its products through a network of value-added resellers and software integrators to the commercial and government market segments throughout the United States. Through its subsidiary, the Company marketed its contract manufacturing services through July 1999.

Basis of Presentation

The consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiary, R.M. Schultz & Associates, Inc. (the "Company"). All significant inter-company transactions and balances have been eliminated in consolidation.

2.   RISK AND UNCERTAINTIES:


Absence of Operating Profit

The Company has incurred a net operating loss in each year since it's founding and as of December 31, 1999 has an accumulated deficit of $38,826,736. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

Early Stage of Development of the Company's Products

From June of 1997 through June of 1999, the Company was principally engaged in research and development activities involving the hand-held computer. Since then, the Company has been working on new technologies, in particular the design and development of the set-top boxes. The Company's products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, the Company's inability to develop, manufacture and market its products on a timely basis may have a material adverse effect on the Company's financial results.

Financing Considerations

Currently, the Company is working to ensure it has appropriate funding to finance future operations. During the first quarter of 2000, through private placements, management raised in excess of $7.5 million. As of the date hereof the Company has approximately $5 million of cash on deposit in the bank (Refer to Note 18). Management is seeking additional financing and is negotiating final terms and conditions with several potential funding sources. With the combination of existing funds, additional financing and future sales of its products, Management believes the Company will have sufficient capital to sustain future operations.

3.   SUMMARY OF MAJOR ACCOUNTING POLICIES:


Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. The carrying amount approximates the fair value due to short maturity of these investments.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead.

Property and Equipment

Property and equipment are stated at cost. Depreciation is being computed using the straight-line methods over the estimated useful lives (principally three to seven years for machinery and equipment) and leasehold improvements over the lesser of the lease term or their useful life.

Intangible Assets

Debt issue costs are amortized to interest expense over the term of the related debt. Other intangibles are amortized by the straight-line method over their respective estimated lives. Goodwill is amortized over ten years.

Long-lived assets including goodwill and other intangible assets are reviewed for impairment whenever events or change in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the related assets' carrying value is compared to the undiscounted estimated future cash flows from the related operations.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities (excluding non-deductible goodwill) and using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenue Recognition

The Company recognizes revenue upon shipment of mobile computers, computer accessories and assembled products. Revenue from the fulfillment of manufacturing contracts, generally less then year in length, is recognized upon shipment of the finished assembly.

Earnings (Loss) Per Common Share

Basic loss per common share is calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 46,200,408, 37,287,432 and 30,734,045 for the years ending December 31, 1999, 1998 and 1997, respectively. Diluted loss per common share is adjusted for the assumed exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect. Approximately 4.2 million additional shares would be outstanding if all stock options and warrants were exercised as of December 31, 1999. Refer to Note 18 for dilution subsequent to December 31, 1999.

Concentration of Credit Risk

The majority of the Company's receivables arise from sales of contract manufacturing services. The Company maintains reserves for potential losses on receivables from these customers. Three customers represent $2,281,000 or 43%, $1,114,000 or 21% and $617,000 or 11% of the Company's revenue during 1998. These percentages were consistent during 1998 and 1997.

Use of Estimates

The presentation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4.   INVENTORY


Inventory is comprised of material, labor and overhead and consists of the following at December 31:

                                                    1999            1998
                                                    ----            -----
Finished goods                                   $   93,955      $   310,766
Work in process                                     625,450        1,333,147
Raw materials                                     2,747,777        1,461,773
                                                 ----------      -----------
                                                  3,467,182        3,105,686
Less - Reserve for Obsolescence                   1,945,296          152,000
                                                 ----------      -----------
                                                 $1,521,886      $ 2,953,686
                                                 ==========      ===========

In the third quarter of 1999, as a result of curtailing operations at RMS due to reductions in customer orders the Company wrote down approximately $1,793,000 of inventory, which consists of $1,168,000 of raw materials and $625,000 of work-in-process. This inventory was acquired to produce assemblies for RMS clients only.

5.   PROPERTY AND EQUIPMENT


Plastic molds are being amortized over the number of estimated parts to be produced (approximately 100,000) or three years whichever is less. Property and equipment consist of the following:

                                                          1999         1998
                                                          ----         ----
     Furniture and fixtures                            $   89,084   $    89,084
     Office equipment                                     247,537       228,618
     Manufacturing and warehouse equipment                624,690       618,904
     Leasehold improvements                               407,186       405,836
     Plastic molds for the Orasis(TM)                     696,862       697,237
     Automobile                                            12,273        12,273
                                                       ----------   -----------
                                                        2,077,632     2,051,952
     Less - Accumulated depreciation and amortization     712,192       378,051
                                                       ----------   -----------
                                                       $1,365,440   $ 1,673,901
                                                       ==========   ===========

6.   INVESTMENT

During the third quarter of 1998, the Company invested in non marketable securities of a company that was managed by a former director of Dauphin. The investment is carried on the books at cost.

7.   SHORT-TERM BORROWINGS:


Short-term borrowings consist of the following at December 31:

                                                    1999          1998
                                                    ----          ----
Due to affiliates                                $  286,000   $          -
Short-term note, net of discount of              $    3,845        246,155
                                                 ----------   ------------
                                                             -
                  Total short-term borrowings    $  286,000   $    246,155
                                                 ==========   ============

On December 17, 1998, the Company borrowed $250,000 from an investor through a note that matured on January 17, 1999. Interest accrues at 3 % per month. The note was unsecured and on January 17, 1999 was converted into a Convertible Subordinated Debenture substantially on the same terms as described in Note 9. In addition to interest, the holder received a detachable warrant, which allows the holder to purchase up to 25,000 shares of common stock at an exercise price of $0.79 per share. The warrant was valued at $3,845 using the Black-Scholes securities valuation model assuming, among other things, a 7% risk free interest rate, $0 dividend yield, 3-year life and 28% volatility. The warrant expires in three years and is exercisable immediately. On March 29, 1999, this note, including $7,500 of interest, was converted into 427,667 shares of the Company's common stock.

During 1999, the Company borrowed $286,000 from related affiliates with an interest accrued at 1% per month till the day of payment. Subsequent to December 31, 1999 all such borrowings including interest have been paid off.

8.   LONG-TERM DEBT


As of December 31, 1999, the fair value of long-term debt approximates its book value. At December 31, long-term liabilities consist of:

                                                                                    1999              1998
                                                                                    -----             ----
McHenry County Department of Planning and Development loan for expansion of RMS, payable in equal monthly installments over 84 months with 6% interest. This loan is unsecured and is due on
     10/1/2004.                                                                   $113,149           $127,607
PACJETS Financial Ltd. equipment lease, payable in equal monthly installments over 60 months.  The lease is collateralized by the equipment and has a one-dollar buy-out option.  The lease carries
     12% interest and is due on 10/15/2003.                                        111,881            128,153
PACJETS Financial Ltd. furniture lease payable in equal monthly installments over 36 months. The lease carries a 23% annual interest rate and is due on 11/15/2000.  The lease is
     collateralized by the furniture and has a one-dollar buy-out                   27,176             54,214
     option.
Forest Financial Corporation computer equipment lease payable in equal monthly installments over 60 months. The lease carries a 16.38% annual interest rate and is due on 01/01/2003. The lease is collateralized by the equipment and has a one-dollar buy-out
     option.                                                                        11,016             25,417
Other - Capital leases for certain vehicles, machinery and equipment and certain priority tax claims due and payable in equal monthly installments over 36 to 72 months.  All debts, collateralized by the equipment, are due starting in June 2000 through October 2002
     and carry interest rates ranging from 9% to 18%.                               49,206             80,996
                                                                                  --------           --------
         Total long-term liabilities                                               312,428            416,387
         Less short-term                                                           127,249            113,436
                                                                                  --------           --------
Total long-term                                                                   $185,179           $302,951
                                                                                  ========           ========


Future minimum debt payments are as follows:

Year                                                            Amount Due
----                                                            ----------
2000                                                            $ 127,249
2001                                                               73,581
2002                                                               65,696
2003                                                               26,664
2004                                                               19,238
                                                                ---------
Total long-term debt                                            $ 312,428
                                                                =========

9.   CONVERTIBLE DEBT AND WARRANTS


On May 13, 1998 the Company issued 8% Convertible Subordinated Debentures - 2001 ("2001 Debentures") to four accredited investors in an aggregate principal amount of $1,000,000 which is due and payable on or about May 13, 2001. Debenture holders also received detachable warrants, allowing them to purchase up to 150,000 shares of common stock at exercise prices ranging from $1.06 to $1.73 per share. The warrants are exercisable immediately and expire in three years. Warrants to purchase 200,000 shares of common stock, including 50,000 warrants issued to the placement agent, were valued at $51,336 using the Black-Scholes securities valuation model, assuming among other things, a 7% risk free interest rate, $0 dividend yield, 3 year life and 27% volatility. Through October 1998, all of the Convertible Subordinated Debentures - 2001, including $8,016 of interest, have been converted into 1,141,411 common shares.

On August 1, 1998 the Company issued 8% Convertible Subordinated Debentures - 2001A ("2001A Debentures") to the same four accredited investors in an aggregate principal amount of $2,000,000, which is due and payable on or about August 1, 2001. Through December 31, 1998 a total of $1.1 million of these debentures, including $13,054 of interest, were converted into 2,106,252 shares of the Company's common stock. All of these debentures have been converted into 1,672,600 shares of Company's common stock.

On March 30, 1999, the Company signed an agreement with an accredited investor ("Investor") for financing as follows: The Investor agreed to commit up to $6 million according to the following conditions. A) The first closing for $1 million will occur upon execution of agreed upon documentation as well as a deposit of 2 million common shares (which shall be pledged by current shareholders) in escrow. This tranche will take the form of an 8% promissory note convertible into stock beginning sixty days after closing. If the Company's stock value is below the 5/8 bid for two consecutive days the Company must replenish the escrow account with additional shares until the escrow value is greater than $1.5 million. The Investor received a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share for the commitment. In April, the Company received the funds and subsequently deposited additional 400,000 shares into an escrow account to compensate for the decline in share price. In May, the note was converted into common stock and the escrow account was disbursed to the Investor. As of December 31, 1999 the 41,414 shares still due to the Investor have not been delivered. However, such shares have been considered outstanding as of the conversion date.

10.  STOCK-BASED COMPENSATION


In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 provides an alternative to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APBO 25") and requires additional disclosures. During 1998, the Company issued non-qualified stock options to purchase 233,000 shares of common stock to certain key employees at exercise prices ranging from $0.56 to $1.22 per share (approximating the market price at date of grant). The options vest immediately and expire in three years if the individual is still employed with the Company. Had the Company accounted for its stock options in accordance with Statement 123, at December 31, 1999 and 1998 pro forma earnings per share would have been:

                                                       December 31, 1999      December 31, 1998
Net loss as reported (000's)                               $  (9,232)            $  (6,132)
Pro forma net loss for Statement 123 (000's)                  (9,245)               (6,232)
Basic and diluted loss per common share as reported            (0.21)                (0.16)
Pro forma basic and diluted loss per common share              (0.21)                (0.17)


Pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may be granted.

For purposes of determining the pro forma effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option-pricing model:

                                  December 31, 1999       December 31, 1998
Dividend yield                             0.0%                    0.0%
Risk-free interest rate                    6.0%                    7.0%
Volatility factor                          120%                     29%
Expected life in years                     1.95                    2.67

Information regarding these options for 1999 and 1998 is as follows:

                                                                  1999                         1998
                                                                  ----                         ----
                                                                        Weighted                    Weighted
                                                                         Average                     Average
                                                         Shares          Exercise       Shares       Exercise
                                                                          Price                       Price
Options outstanding beginning of year                     233,000       $ 0.7748             0       $   0.00
Options exercised                                               0           0.00             0           0.00
Options granted                                                 0           0.00       263,000         0.8076
Options forfeited                                       (183,000)         0.8073      (30,000)         1.0625
                                                       ----------       --------     ---------       --------
Options outstanding at year end                            50,000       $ 0.6563       233,000       $ 0.7748
Weighted average fair value of options granted
     during the year                                   $        -                    $    0.39
Options exercisable at year end                            50,000                      233,000
Option price range at year end                         $   0.6563                    $0.5625 to $1.2188


The following table summarizes information about the options outstanding at December 31, 1999 and 1998:

Options Outstanding                                                     Options Exercisable
-----------------------------------------------------------------  -----------------------------
Range of          Number of      Weighted Avg.      Weighted Avg.    Number of     Weighted Avg.
Exercise Prices   Shares       Contractual Life   Exercise Price     Shares       Exercise Price
---------------   ---------    ----------------   ---------------  -----------    --------------
        $1.0625      70,000          2.5             $1.0625            70,000           $1.0625
        $1.2188      13,000         2.75             $1.2188            13,000           $1.2188
        $0.5625      80,000         2.88             $0.5625            80,000           $0.5625
        $0.6250      20,000         2.88             $0.6250            20,000           $0.6250
        $0.6563      50,000         2.88             $0.6563            50,000           $0.6563
                    -------         ----             -------           -------           -------
 Total for 1998     233,000         2.78             $0.7748           233,000           $0.7748

        $0.6563      50,000         1.95             $0.6563            50,000           $0.6563
                    -------         ----             -------           -------           -------
 Total for 1999      50,000         1.95             $0.6563            50,000           $0.6563


11.  EMPLOYEE BENEFIT PLAN


The Company maintains a salary deferral 401(k) plan covering substantially all employees who meet specified service requirements. Contributions are based upon participants' salary deferrals and compensation and are made within Internal Revenue Service limitations. For the fiscal years 1999, 1998 and 1997, the Company did not make any matching contributions. The Company does not offer post-employment or post-retirement benefits. The Company does not administer this plan, and contributions are determined in accordance with provisions of the plan.

12.  IMPAIRMENT OF ASSETS


Goodwill is being amortized on a straight-line basis over 10 years. On an ongoing basis, the Company estimates the future undiscounted cash flows, before interest, of the operating unit to which the goodwill relates in order to evaluate its impairment. If impairment exists, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows. During the third quarter of 1999 the Company experienced an impairment of goodwill, when an estimated cash flow from the operating unit dramatically decreased. The Company recorded $767,475 as an amortization expense during 1999.

13.  INCOME TAXES:


A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense follows:

                                                           1999           1998           1997
                                                           ----           ----           ----

U.S. federal statutory rate applied to pretax loss    $ (2,143,858)   $(2,084,729)   $(1,355,926)
Permanent differences and adjustments                      785,739        120,802         31,906
Tax assets including net operating loss carryforward     1,324,020      1,358,119      1,963,927
                                                      ------------    -----------    -----------
                  Income tax provision                $          -    $         -    $         -
                                                      ============    ===========    ===========


As of December 31, 1999 and 1998, the Company had generated deferred tax assets as follows:

                                                       December 31,
                                                       ------------
                                                 1999               1998
                                                 ----               ----
Gross deferred tax assets-
    Net operating loss (NOL) carryforward     24,680,762        $ 16,962,154
    Reserves for inventory obsolescence        1,945,296             152,000
    Bad debt reserve                             428,599              11,238
    Depreciation                                   5,567              44,260
    Other timing differences                       9,075              10,200
                                             -----------        ------------
                                              27,070,424          17,178,727
    Current federal statutory rate                    34%                 34%
                                             -----------        ------------
                  Deferred tax assets          9,203,944           5,840,767
    Less- SFAS 109 valuation allowance         9,203,944           5,840,767
                                             -----------        ------------
                  Net deferred tax asset     $         -        $          -
                                             ===========        ============

Deferred income taxes include the tax impact of net operating loss (NOL) carryforwards. Realization of these assets, as well as other assets listed above, is contingent on future taxable earnings by the Company. In accordance with the provisions of SFAS 109, a valuation allowance of $9,203,944 and $5,840,767 at December 31, 1999 and 1998, respectively, has been applied to these assets. During 1995, there was an ownership change in the Company as defined under Section 382 of the Internal Revenue Code of 1986, which adversely affects the Company's ability to utilize the NOL carryforward.

14.  BUSINESS SEGMENTS:


The Company has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Company has two reportable segments:
Dauphin Technology, Inc. and R.M. Schultz & Associates, Inc. ("RMS"). Dauphin is involved in design, manufacturing and distribution of hand-held pen-based computer systems and accessories. RMS is an electronic contract-manufacturing firm.

The reportable segments are managed separately because each business has different customer requirements, either as a result of the regional environment of the country or differences in products and services offered. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intangible assets are included in each segment's reportable assets and the amortization of these intangible assets is included in the determination of a segment's operating profit or loss. The Company evaluates performance based on profit or loss from operations before income taxes, interest, and non-operating income (expenses).

                                         1999          1998          1997
                                         ----          ----          ----
REVENUE
       Dauphin                       $    273,544   $   385,739   $    71,834
       RMS                              2,134,563     5,637,574     2,658,201
       Inter-company elimination         (129,049)     (655,799)            -
                                     ------------   -----------   -----------
Total                                   2,279,058     5,367,514     2,730,035
OPERATING (LOSS)
       Dauphin                         (2,947,396)   (4,707,321)   (3,929,690)
       RMS                             (4,286,231)     (499,885)        1,588
       Inter-company elimination           (4,298)      (32,778)            -
                                     ------------   -----------   -----------
Total                                  (7,237,925)   (5,239,984)   (3,928,102)
ASSETS
       Dauphin                          6,443,079     4,991,346     6,073,910
       RMS                              2,156,937     5,078,453     2,979,143
       Inter-company elimination       (5,227,862)   (3,350,164)   (1,783,917)
                                     ------------   -----------   -----------
Total                                   3,372,154     6,719,635     7,269,136
CAPITAL EXPENDITURES
       Dauphin                             18,544       748,131         9,145
       RMS                                  7,136       387,947       540,009
                                     ------------   -----------   -----------
Total                                      25,680     1,136,078       549,154


15.  COMMITMENTS AND CONTINGENCIES:


Minimum annual rental commitments at December 31, 1999, under non-cancelable operating leases, principally for real estate, are payable as follows:

                                                       Dauphin           RMS
2000                                                    114,701       190,660
2001                                                    120,438       190,660
2002                                                     51,190        81,025
                                                    -----------   -----------
                                                    $   388,803   $   653,005
                                                    ===========   ===========

Total rental expense was approximately $300,000, $276,000 and $162,000 for 1999, 1998 and 1997 respectively. The leases contain renewal options and escalation clauses.

The Company is involved in a lawsuit with an ex-employee/officer that has claimed that the Company wrongfully discharged him. The lawsuit is seeking specific performance under the contract and any reasonable relief that Court deems just. The suit was filed on April 11, 1998 and as of April 13, 1999 four out of five claims in the lawsuit have been dismissed. It is the opinion of management that the ultimate liability, if any, will not be material to the Company's results of operations or financial position.

The Company is involved in a breach of contract lawsuit with the Enclave Corporation, current landlord of RMS. The suit was filed on January 5, 2000 in the Nineteenth Judicial Circuit Court, McHenry Illinois. The suit is claiming $5,200 damages and other non-monetary breaches. The Company feels that it has several defenses and intends to vigorously defend its position. In any event, any unfavorable disposition will not be material to the Company's results of operations or financial position.

During 1999 and through the date of this report, the Company has been engaged in various legal proceedings. Management believes that all material events have been fully accounted for in the financial statements attached hereto. Further resolution of any existing litigation would not be material to the overall financial condition of the Company.

16.  RELATED-PARTY TRANSACTIONS:


CADserv, an engineering services company based in Schaumburg, Illinois, controlled by an Officer and a major shareholder, has contributed to the design, packaging and manufacturing of Dauphin's product lines and will likely continue in this capacity in the future. The Company paid $0 during 1999, $140,192 in 1998 and $75,000 in 1997 for such services.

On February 6, 1996 the Company entered into an agreement with Victor Baron, Savely Burd and Interactive Controls, Inc., an Illinois corporation ("Intercon"). On December 29, 1998 the Board of Directors voted unanimously to terminate the Intercon agreement. The Company no longer employs Messrs. Baron and Burd.

In 1999 the Company borrowed $286,000 from related affiliates, including two members of the Board of Directors. The loans accrue interest at 1% per month until maturity. As of the date of this report all loans including interest have been paid off.

RMS facilities are leased from Enclave Corporation, a company that is owned by Richard M. Schultz, former President of RMS. The Company paid $179,684 of rent and $24,150 of real estate taxes for the property lease in 1999 and $165,660 of rent and $25,267 of real estate taxes for the second half of 1998.

17.  EQUITY TRANSACTIONS:

1999 Transactions

In January and April 1999, the Company issued a total of 46,373 shares under an employment contract with Richard M. Schultz. As of May 14, 1999, the Company no longer employs Richard M. Schultz.

In February and March 1999, the Company issued a total of 87,380 treasury shares and 1,570,927 shares in exchange for $660,000 of principal, $17,123 of interest and $32,909 of original issue discount amortization on Convertible Debentures - 2001A. In addition, in March the short-term loan from an investor in the amount of $250,000 together with $7,500 of interest was converted into 427,667 shares.

In March 1999, the Company issued warrants to an investment banker to purchase 50,000 shares at an exercise price of $0.60 exercisable after the market bid price of the Company's stock exceeds $1.00 for 15 consecutive trading days. Also in March of 1999 the Company issued warrants to the same investment banker to purchase 50,000 shares at an exercise price of $0.50 exercisable after the market bid price of the Company's stock exceeds $2.00 for 15 consecutive trading days. The warrants were valued at $48,000 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility.

In March 1999, the Company issued 507,160 shares to five accredited investors in exchange for $403,492. In addition to the shares, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share exercisable immediately. The warrants were valued at $165,600 using the Black-Scholes securities valuation model, assuming among other things, a 7% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

On March 30, 1999, Dauphin signed an agreement with an accredited investor ("Investor") where the Investor agreed to commit up to $6 million. The first closing for $1 million occurred on April 15, 1999 when the parties executed agreed upon documentation and Dauphin deposited 2 million common shares in escrow. This tranche was in the form of an 8% promissory note convertible into stock beginning sixty days after closing. The conversion was at 15% discount from the closing bid price of the Company's common stock. The contract also called for the adjustment in escrowed shares in case stock value decreases, under the 5/8 bid for two consecutive days. As specified on the contract, on April 22 due to decline in market price of the stock, the Company deposited additional 400,000 shares in an escrow account to replenish the $1.5 million value in the account. As an incentive, the Investor received a warrant to purchase 100,000 common shares of stock at an exercise price of $1.00 per share. The warrant was valued at $52,200 using Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility. On May 24, 1999 $1 million funded under the note, together with accrued interest, was converted into 2,441,414 shares of common stock of which 2,400,000 common shares were disbursed to the Investor. As of the date of this report, the remaining shares have not been issued.

In May 1999, the Company issued 150,000 shares to two accredited investors in exchange for $82,500. In addition to the shares the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.55 per share. The warrants are exercisable immediately and expire in three years. The warrants were valued at $53,250 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

In May 1999, the company issued 586,764 common shares in exchange for $240,000 of the remaining principal of the Convertible Debentures-2001A. That closed out all debts the Company had in relation to the Convertible Debentures.

On May 28, 1999 the Company signed a Stock Purchase Agreement with another accredited investor ("Investor"), which allows the Company and obligates the Investor to purchase shares from the Company based on terms and conditions outlined in the agreement. In total the Investor agreed to purchase up to $2,250,000 of the common stock within the next twenty-four months. The Investor agreed to purchase from the Company shares based on ninety percent of the daily average trading value, which is computed by multiplying the closing bid price by the daily volume of the Company's common stock traded average over the twenty days prior to closing. In connection therewith the Company sold to the Investor 1,048,951 shares for $450,000 at an average price of $0.43 per share including $58,000 of closing fees. The Company has the right to sell additional shares with an interval of 25 business days with a minimum of $100,000 per sale and a maximum of $500,000 based on the average daily value as described above. In addition to the stock, the Investor received an Incentive Warrant to purchase 750,000 common shares at a price of $0.6435 per share. The Warrants were valued at $235,500 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

In connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to the Investor 350,000 shares for $148,050 at an average price of $0.423 per share, including $2,961 of closing fees.

In the third quarter of 1999, the Company issued 14,963 treasury shares and 2,086,540 common shares to a group of accredited investors in exchange for $598,817 or an average of $0.29 per share. In addition to the shares the Company issued warrants to purchase 1,651,600 shares of common stock at an average exercise price of $0.47 per share. The warrants are exercisable immediately and expire in three to five years. The Warrants were valued at $443,622 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

During the third quarter, the Company agreed to issue a total of 407,868 shares to satisfy certain payables in the cumulative amount of $223,825 or approximately $0.55 per share.

In September 1999, a Warrant for a total of 100,000 shares that was issued in July 1999 was exercised at $0.53 per share. The Company received a total of $53,000 from such exercise.

On October 26 1999, the Company issued 93,358 shares in exchange for $29,643 or $0.32 per share net of $605 of closing fees in accordance with the Stock Purchase Agreement signed by the Company on May 28, 1999.

On October 27, 1999 in connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to the Investor 447,012 shares for $141,935 at an average price of $0.32 per share, including $2,897 of closing fees.

In November 1999, the Company issued 457,650 shares to three accredited investors in exchange for $156,500 or $0.33 per share.

During the third quarter of 1999 a Warrant for 302,858 shares at $0.20 was exercised. The Company received a total of $60,285 for the shares. As of the date of this report, these shares have not been issued.

In November 1999, in exchange for services rendered, the Company issued 300,000 shares to a consultant.

In December 1999, the Company converted $70,000 of short-term notes including $5,000 of interest from an affiliate into 350,000 shares.

In December 1999, the Company issued 362,858 shares in exchange for $72,572 from two accredited investors. In addition to shares, the Company issued two Warrants for the total of 362,858 common shares to the investors with a strike price of $0.20. The Warrants were valued at $68,637 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

1998 Transactions

On January 5, March 5, June 5 and September 5, 1998, under an employment contract relating to the RMS acquisition, the Company issued 12,500 shares on each date to Richard M. Schultz. Under the contract, Mr. Schultz is entitled to purchase 50,000 common shares per year for the duration of his employment contract at $1.00 below the market value on the date immediately preceding the date of exercise. The common shares issued in connection with this transaction were treasury shares. On March 6, 1998, Mr. Schultz returned 7,901 shares to treasury as repayment of his obligation to the Company and on July 6, 1998 the Company issued additional 1,260 shares to Mr. Schultz to compensate for the decrease in price of the stock on the day of issuance.

On March 3, 1998, for services performed, the Company issued 30,000 shares to Mr. Mikolai Prociuk, an employee of the Company, as a bonus.

On March 31, 1998 the Company registered with Securities and Exchange Commission 4,523,608 shares issued to accredited investors in a private placement that concluded in December 1997. In addition to the shares issued in the private placement, the Company registered 2,964,327 shelf shares for use, if needed, for future acquisitions, to raise capital, to fund production of Orasis(TM) hand-held computer or RMS contract manufacturing operations.

On May 8, 1998, the Company issued 60,000 common shares to Family Tools, Inc. for industrial molds used in the production of Orasis(TM) hand-held computer. The shares were valued at $1.125, closing bid price on that day.

On June 24, 1998, for services performed, the Company issued 3,000 shares to Ms. Nina O'Connor, an employee of the Company, as a bonus.

Since May of 1998, 2,705,391 shares that were previously registered as shelf shares and 542,272 treasury shares were issued in exchange for $1 million of principal of 2001 Debentures and $1.1 million of principal of 2001A Debentures and $21,070 of interest. $34,400 and 172,700 shares in lieu of $178,918 in fees were issued to brokers for the 2001 Debentures and 2001A Debentures (Note 7).

1997 Transactions

During 1997, the Company, through several private transactions with accredited investors, sold approximately 2.8 million of common stock for approximately $2.7 million or approximately $0.98 per share. Of the shares issued, 2.3 million were issued from treasury shares. As a result of these transactions, the Company raised in excess of $2.6 million for its working capital, implementation of the Company's acquisition strategy and research and development.

On July 16, 1997, the Company repurchased 745,126 shares held by Alan S.K. Yong, former founder and President of Dauphin, for $260,794 or $0.35 per share. Simultaneously, Dauphin accepted Mr. Yong's resignation from the Board of Directors.

On September 5, 1997, under the employment contract, the Company issued 12,500 shares to Richard M. Schultz. Under the contract, Mr. Schultz is entitled to purchase 50,000 common shares per year for the duration of his employment contract at $1.00 below the market value on the date immediately preceding the date of exercise. The common shares issued in connection with this transaction were treasury shares.

In the fourth quarter, the Company conducted a private placement of 4,391,852 shares of common stock at $1.00 per share. In total, $4,391,852 was raised. As of December 31, 1997, the Company closed this private placement. As part of the transaction, a lead broker/dealer received $439,185 or ten (10%) percent cash compensation and 131,756 common shares or three (3) shares for each 100 shares placed as commission for the amount raised. The broker also has an option to purchase additional 175,674 shares or four (4) shares for each 100 shares placed at a $1.00 each within one year from the close of this transaction.

18.  SUBSEQUENT EVENTS:


During the first quarter of 2000, the Company has sold 4,943,252 shares in exchange for $7,524,235, or $1.52 per share to two groups of accredited investors. Along with the shares some of the investors received Warrants to purchase 624,520 shares at $0.25. The placement agents shall receive 3,630,000 options convertible into the Company's common stock of which 18,000 options shall be converted at a $1 strike price and the remainder shall be converted at a $10.00 strike price per share.

In January 2000, the Company granted 1,941,000 options to purchase common stock at prices equal to or greater than the market price on the date of the grant to directors, employees and former employees. These options expire between three and five years from the date of issuance. The compensation expense associated with the grants to former employees was not significant.

During the first quarter of 2000, with the funds that it raised in the private placement, the Company settled approximately $1.5 million of outstanding payables with approximately $875,000.

On February 15, 2000 the Company signed a contract with a European Union firm to provide the high bandwidth xDSL Set-Top Box for its telecommunications project. Dauphin's Set-Top Box will be an integral part to the firm's Fiber Optics Infrastructure. The contract is part of a multi-year program that will provide unprecedented bandwidth and other IT capabilities in that European Union nation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                                                  Amount

SEC registration fee                                          $ 94,947.00
Blue Sky fees and expenses                                       3,000.00
Accounting fees and expenses                                    10,000.00
Legal fees and expenses                                         15,000.00
Printing                                                         2,000.00
Registrar and transfer agent's fees                              1,000.00
Miscellaneous fees and expenses                                  2,000.00
                                                              -----------

                  Total                                       $127,947.00
                                                              -----------


Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act Section 8.75, and pursuant to the power granted therein, registrant has adapted Article XII of its Bylaws which provides as follows:

ARTICLE XII

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

SECTION 3 To the extent that a director, officer, employee or agent of a corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises" shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

1999 Transactions

In January and April 1999, the Company issued a total of 46,373 shares under an employment contract with Richard M. Schultz. As of May 14, 1999, the Company no longer employs Richard M. Schultz.

In February and March 1999, the Company issued a total of 87,380 treasury shares and 1,570,927 shares in exchange for $660,000 of principal, $17,123 of interest and $32,909 of original issue discount amortization on Convertible Debentures - 2001A. In addition, in March the short-term loan from an investor in the amount of $250,000 together with $7,500 of interest was converted into 427,667 shares.

In March 1999, the Company issued warrants to an investment banker to purchase 50,000 shares at an exercise price of $0.60 exercisable after the market bid price of the Company's stock exceeds $1.00 for 15 consecutive trading days. Also in March of 1999 the Company issued warrants to the same investment banker to purchase 50,000 shares at an exercise price of $0.50 exercisable after the market bid price of the Company's stock exceeds $2.00 for 15 consecutive trading days. The warrants were valued at $48,000 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility.

In March 1999, the Company issued 507,160 shares to five accredited investors in exchange for $403,492. In addition to the shares, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share exercisable immediately. The warrants were valued at $165,600 using the Black-Scholes securities valuation model, assuming among other things, a 7% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

On March 30, 1999, Dauphin signed an agreement with an accredited investor ("Investor") where the Investor agreed to commit up to $6 million. The first closing for $1 million occurred on April 15, 1999 when the parties executed agreed upon documentation and Dauphin deposited 2 million common shares in escrow. This tranche was in the form of an 8% promissory note convertible into stock beginning sixty days after closing. The conversion was at 15% discount from the closing bid price of the Company's common stock. The contract also called for the adjustment in escrowed shares in case stock value decreases, under the 5/8 bid for two consecutive days. As specified on the contract, on April 22 due to decline in market price of the stock, the Company deposited additional 400,000 shares in an escrow account to replenish the $1.5 million value in the account. As an incentive, the Investor received a warrant to purchase 100,000 common shares of stock at an exercise price of $1.00 per share. The warrant was valued at $52,200 using Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility. On May 24, 1999 $1 million funded under the note, together with accrued interest, was converted into 2,441,414 shares of common stock of which 2,400,000 common shares were disbursed to the Investor. As of the date of this report, the remaining shares have not been issued.

In May 1999, the Company issued 150,000 shares to two accredited investors in exchange for $82,500. In addition to the shares the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.55 per share. The warrants are exercisable immediately and expire in three years. The warrants were valued at $53,250 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

In May 1999, the company issued 586,764 common shares in exchange for $240,000 of the remaining principal of the Convertible Debentures-2001A. That closed out all debts the Company had in relation to the Convertible Debentures.

On May 28, 1999 the Company signed a Stock Purchase Agreement with another accredited investor ("Investor"), which allows the Company and obligates the Investor to purchase shares from the Company based on terms and conditions outlined in the agreement. In total the Investor agreed to purchase up to $2,250,000 of the common stock within the next twenty-four months. The Investor agreed to purchase from the Company shares based on ninety percent of the daily average trading value, which is computed by multiplying the closing bid price by the daily volume of the Company's common stock traded average over the twenty days prior to closing. In connection therewith the Company sold to the Investor 1,048,951 shares for $450,000 at an average price of $0.43 per share including $58,000 of closing fees. The Company has the right to sell additional shares with an interval of 25 business days with a minimum of $100,000 per sale and a maximum of $500,000 based on the average daily value as described above. In addition to the stock, the Investor received an Incentive Warrant to purchase 750,000 common shares at a price of $0.6435 per share. The Warrants were valued at $235,500 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

In connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to the Investor 350,000 shares for $148,050 at an average price of $0.423 per share, including $2,961 of closing fees.

In the third quarter of 1999, the Company issued 14,963 treasury shares and 2,086,540 common shares to a group of accredited investors in exchange for $598,817 or an average of $0.29 per share. In addition to the shares the Company issued warrants to purchase 1,651,600 shares of common stock at an average exercise price of $0.47 per share. The warrants are exercisable immediately and expire in three to five years. The Warrants were valued at $443,622 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

During the third quarter, the Company agreed to issue a total of 407,868 shares to satisfy certain payables in the cumulative amount of $223,825 or approximately $0.55 per share.

In September 1999, a Warrant for a total of 100,000 shares that was issued in July 1999 was exercised at $0.53 per share. The Company received a total of $53,000 from such exercise.

On October 26 1999, the Company issued 93,358 shares in exchange for $29,643 or $0.32 per share net of $605 of closing fees in accordance with the Stock Purchase Agreement signed by the Company on May 28, 1999.

On October 27, 1999 in connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to the Investor 447,012 shares for $141,935 at an average price of $0.32 per share, including $2,897 of closing fees.

In November 1999, the Company issued 457,650 shares to three accredited investors in exchange for $156,500 or $0.33 per share.

During the third quarter of 1999 a Warrant for 302,858 shares at $0.20 was exercised. The Company received a total of $60,285 for the shares. As of the date of this report, these shares have not been issued.

In November 1999, in exchange for services rendered, the Company issued 300,000 shares to a consultant.

In December 1999, the Company converted $70,000 of short-term notes including $5,000 of interest from an affiliate into 350,000 shares.

In December 1999, the Company issued 362,858 shares in exchange for $72,572 from two accredited investors. In addition to shares, the Company issued two Warrants for the total of 362,858 common shares to the investors with a strike price of $0.20. The Warrants were valued at $68,637 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

2000 Transactions

During the first quarter of 2000, the Company has sold 4,943,252 shares in exchange for $7,524,235, or $1.52 per share to two groups of accredited investors. Along with the shares some of the investors received Warrants to purchase 624,520 shares at $0.25. The placement agents shall receive 3,630,000 options convertible into the Company's common stock of which 18,000 options shall be converted at a $1 strike price and the remainder shall be converted at a $10.00 strike price per share.

In January 2000, the Company granted 1,941,000 options to purchase common stock at prices equal to or greater than the market price on the date of the grant to directors, employees and former employees. These options expire between three and five years from the date of issuance. The compensation expense associated with the grants to former employees was not significant.

During the first quarter of 2000, with the funds that it raised in the private placement, the Company settled approximately $1.5 million of outstanding payables with approximately $875,000.

The outstanding shares were offered and sold in private placements with accredited investors during 1998 and 1999 and are being registered pursuant to certain registration rights granted to subscribers. The sale and issuance of the shares were believed to be exempt from registration under the Securities Act by virtue of Section 4 (2) thereof and Regulation D as transactions not involving any public offering. The recipients represented their status as accredited investors at the time of subscription and their intention to acquire securities for investment purposes only and not with a view to distribution thereof. Appropriate legends were affixed to stock certificates issued in such transactions and all recipients had adequate access to information about the company.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Exhibit No.       Description of Document

*3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*3(2) By-Laws as amended, incorporated herein by reference to exhibit 3(2) of Form 10-K for the fiscal year ended December 31, 1991.

*4(1)   Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

*10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

*10(2)  Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

*10(3) Computer Technology License Agreement dated November 12, 1997, between Phoenix Technology, Inc. and Dauphin Technology, Inc. included as an
        exhibit to Form S-1 filed march 17, 1998,   incorporated herein
        by reference.

*10(4) License Agreement dated May 3, 1996, between Microsoft Corporation and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed March 17, 1998, incorporated herein by reference.

*10(5) Debtor's Motion Seeking Entry of Order Authorizing the Debtor to enter into Asset Purchase Agreement with Victor Baron, Savely Burd and Interactive Controls, Inc. filed February 6, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed May 15, 1996.

*10(6) Debtor's Third Amended and Restated Plan of Reorganization filed May 9, 1996 with United States Bankruptcy Court incorporated herein by reference to exhibit 7(b) of Form 10-Q filed January 26, 1996.

*10(7) Promissory Note, Subscription Agreement, Form of Warrant and Conversion Notice for Augustine Capital Management dated April 13, 1999 included as an exhibit to Form 10-Q for the quarter ended March 31, 1999, incorporated herein by reference.

*10(8) Stock Purchase Agreement by and between Crescent International Limited and Dauphin Technology, Inc. dated May 28, 1999, including Registration Rights Agreement, Form of Incentive Warrant, Form of Early Put Warrant, Form of Opinion of the Company's Independent Counsel and Form of Transfer Agent Instructions included as an exhibit to Form 10-Q for the quarter ended June 30, 1999, incorporated herein by reference.

*10(9) Equity line of credit agreement by and between Techrich International Limited and Dauphin Technology, Inc. dated April 12, 2000 including Common Stock Purchase Agreement, Registration Rights Agreement, Escrow Agreement and Form of a stock Purchase Warrant included as an exhibit to Form 8-K filed on April 20, 2000 incorporated herein by reference.


10(10) Amendment No. 1 to Common Stock Purchase Agreement dated July 10, 2000 between Dauphin Technology, Inc. and Techrich International Limited.


24(1)   Consent of Arthur Andersen LLP., independent public accountants.

24(2)   Consent of Grant Thornton LLP., independent public accountants.

24(3)   Consent of Rieck and Crotty, P.C.



* Previously filed or incorporated by reference.

Item 17.  UNDERTAKINGS



     (A) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Company hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.


     (B) The undersigned Company hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:


               (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;


               (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;


               (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


               (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

SIGNATURES




Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 21st day of July, 2000.




DAUPHIN TECHNOLOGY, INC.





By: /s/Andrew J. Kandalepas
   ------------------------
   Andrew J. Kandalepas, President





          Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been duly signed by the following persons in the capacity and on the dates indicated.



SIGNATURE/TITLE             Date


                            7/21/00


                            /s/Andrew J. Kandalepas
                            -----------------------
                            Andrew J. Kandalepas, Chairman of the Board of Directors /President/Chief Executive Officer




                            7/21/00


                            /s/Jeffrey Goldberg
                            -------------------
                            Jeffrey Goldberg, Secretary/Director




                            7/21/00


                            /s/Gary E. Soiney
                            -----------------

                            Gary E. Soiney, Director




                            7/21/00


                            /s/Andrew Prokos
                            ----------------

                            Andrew Prokos, Director